                                                               EXHIBIT 99.T3E-1


OFFERING CIRCULAR


                                OFFER TO PURCHASE

                                       BY

                            KRUG INTERNATIONAL CORP.

                   UP TO 2,500,000 SHARES OF ITS COMMON STOCK
                            BY EXCHANGING, PER SHARE,
    $5 PRINCIPAL AMOUNT OF SENIOR SUBORDINATED ZERO COUPON NOTES DUE 2007 AND
          ONE-FOURTH OF A WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

                             -----------------------

         KRUG International Corp. ("KRUG") offers to purchase up to 2,500,000 shares of its common stock (the "Common Stock") by exchanging for each share (the "Exchange Offer") (a) $5 principal amount of Senior Subordinated Zero Coupon Notes due July 1, 2007 (the "Notes") and (b) one-fourth of a Warrant, each whole Warrant entitling the holder to purchase one share of Common Stock for $3.875, exercisable October 1, 2000 through September 30, 2002 (collectively, the "Exchange Consideration"). Alternatively, if you hold fewer than 100 shares of Common Stock as of August 13, 1999, instead of participating in the Exchange Offer, you may elect to tender all of your shares for a cash payment of $2.00 per share. The Exchange Offer is subject to the terms and conditions set forth later in this Offering Circular.

         The Exchange Offer is conditioned upon, among other things, a minimum of 1,000,000 shares being tendered in the Exchange Offer.

         The Exchange Offer, proration period and withdrawal rights will expire at 12:00 midnight, Atlanta, Georgia time, on September 17, 1999, unless the Exchange Offer is extended (the "Expiration Date"). Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The Notes and Warrants offered hereby involve a high degree of risk. See page 27, "Risk Factors," for a discussion of certain factors that should be considered by prospective participants in the Exchange Offer.

                             -----------------------

             The date of this Offering Circular is August 20, 1999.

         The Common Stock is currently traded on the American Stock Exchange (the "AMEX") under the symbol "KRG." On August 19, 1999, the last reported sales price of the Common Stock on the AMEX before the announcement of the Exchange Offer was $ 1.63 per share. Shareholders are urged to obtain a current market quotation for the Common Stock.

         Upon consummation of the Exchange Offer, the Common Stock may cease to be listed on the AMEX, in which case an over-the-counter trading market for the Common Stock may develop. See "The Exchange Offer - Effect of the Exchange Offer on the Market for the Common Stock; AMEX Listing; Registration under the Exchange Act."

                         ------------------------------

         The Board of Directors of KRUG has determined, after giving consideration to a number of factors, including the written opinion dated August 9, 1999 of Rogers & Company, Inc. ("Rogers & Company"), financial advisor to KRUG, to the effect, and subject to the limitations therein, that the Exchange Offer described herein is fair from a financial point of view to the shareholders of KRUG, including those that participate in the Exchange Offer. See "Special Factors - Position of the Board of Directors" and "Special Factors
- Opinion of Financial Advisor."

                                    IMPORTANT

         If you desire to tender all or any portion of your shares of Common Stock, please either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with your stock certificate(s) and any other required documents, to the Exchange and Information Agent, or tender such shares of Common Stock pursuant to the procedure for book-entry transfer set forth in this Offering Circular under "The Exchange Offer - How to Tender" or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee to tender such shares of Common Stock. If you desire to tender shares of Common Stock but your certificates for such shares of Common Stock are not immediately available, or if you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender your shares of Common Stock by following the procedure for guaranteed delivery set forth in this Offering Circular under "The Exchange Offer - How to Tender."

         Questions and requests for assistance may be directed to the Exchange and Information Agent at its address and telephone number set forth on the back cover of this Offering Circular. Requests for additional copies of this Offering Circular and the Letter of Transmittal may be directed to the Exchange and Information Agent or to brokers, dealers, commercial banks or trust companies.

         The Exchange Offer is being made by KRUG in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. KRUG will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Common Stock. The Exchange and Information Agent will assist shareholders in obtaining copies of the materials relating to the Exchange Offer. Regular employees of KRUG may solicit tenders from holders of Common Stock, but they will not receive additional compensation therefor.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Offering Circular. If given or made, such information or representations should not be relied upon as having been authorized by KRUG. The delivery of this Offering Circular shall not, under any circumstances, imply that the information herein is correct as of any time subsequent to its date.

         This Offering Circular does not constitute an Exchange Offer to any person in any jurisdiction in which that Exchange Offer would be unlawful, and KRUG will not accept tenders from shareholders in any jurisdiction in which such acceptance would not be in compliance with the Securities or Blue Sky Laws of such jurisdiction.

                          CERTAIN CAUTIONARY STATEMENTS

         In addition to historical information, this document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding management's outlook for each of KRUG's businesses, possible future acquisition and disposition activities, the sufficiency of KRUG's liquidity and sources of capital, possible future capital-related transactions and the impact of Year 2000 issues. These forward-looking statements are subject to certain risks, uncertainties and other factors over which KRUG may have little or no control, which could cause actual results, performance and achievements to differ materially from those anticipated, including, without limitation, general economic and business conditions in the U.S., the United Kingdom, the European Union and elsewhere abroad, restrictions imposed by debt agreements, competition in the housewares and child safety products businesses, governmental budgetary constraints, the regulatory environment for KRUG's businesses, consolidation and acquisition trends in KRUG's businesses, competition in the acquisition market, changes in exchange rates (including in Europe, the effect of the European currency, the Euro), increases in prices of raw materials and services, the purchasing practices of significant customers, the availability of qualified management and staff personnel in each subsidiary, the functionality of KRUG's computer systems, claims for product liability from continuing and discontinued operations, and the operating performance of minority-owned affiliates.

         Also, please review "Risk Factors" beginning on page 27 for additional cautionary statements.

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
Available Information..............................................................................      7
Incorporation of Certain Documents by Reference....................................................      7
Introduction.......................................................................................      8
Summary of the Exchange Offer......................................................................      9
Special Factors.....................................................................................    14
     Background of the Exchange Offer...............................................................    14
     Purpose of the Exchange Offer..................................................................    16
     Certain Effects of the Exchange Offer..........................................................    17
     Potential Change of Control and Conflicts of Interest..........................................    20
     Position of the Board of Directors.............................................................    22
     Opinion of Financial Advisor...................................................................    23
Risk Factors........................................................................................    27
     Failure to Consummate the Exchange Offer.......................................................    27
     Delay in Completion of the Exchange Offer......................................................    27
     Failure to Complete the Sale of Wyle Shares....................................................    27
     Repurchase of Common Stock; Future Capital Stock Transactions..................................    27
     Control by Officers and Directors upon Consummation of the Exchange Offer......................    28
     Possible Future Change of Control upon Consummation of the Exchange Offer......................    28
     History of Losses; Uncertainty of Future Profitability and Cash Flows..........................    28
     Business Strategy; Growth by Acquisitions......................................................    29
     Management Resources...........................................................................    29
     Access to Cash; Uncertainty of Future Funding..................................................    29
     Priority of Notes; Reduction in Shareholders' Equity...........................................    29
     Conduct of Business Through Subsidiaries.......................................................    30
     Disposition of Assets..........................................................................    30
     Trading Market for Notes.......................................................................    31
     Trading Market for Common Stock................................................................    31
     Limitations on Exercise of Warrants; Trading Market for Warrants...............................    31
     Product Liability and Discontinued Operations..................................................    31
     Economic and Business Conditions in the U.S. and Abroad........................................    32
     Anti-Takeover Provisions.......................................................................    32
Description of KRUG.................................................................................    33
     Housewares and Child Safety Segments...........................................................    34
     Investment in Wyle Laboratories, Inc. .........................................................    35
     Sale of Leisure Marine Segment.................................................................    35
Price Range of Common Stock and Dividend Policy.....................................................    36
Repurchases of Common Stock.........................................................................    37
Summary Financial Information.......................................................................    38
Capitalization......................................................................................    40
Pro Forma Financial Information.....................................................................    41
Ownership of Securities by Certain Beneficial Owners, Directors and Officers........................    47
Purpose of the Exchange Offer.......................................................................    49

                                                                                                      PAGE
                                                                                                      ----
The Exchange Offer..................................................................................    49
     Terms of the Exchange Offer; Number of Shares of Common Stock; Proration.......................    49
     No Appraisal Rights............................................................................    51
     Effect of the Exchange Offer on the Market for the Common Stock; AMEX
         Listing; Registration under the Exchange Act...............................................    51
     Trading Market for Notes.......................................................................    52
     Trading Market for Warrants....................................................................    53
     Expiration and Extension of Tender Period; Termination; Amendment..............................    53
     Certain Conditions of the Exchange Offer.......................................................    54
     Fractional Exchange Consideration..............................................................    55
     How to Tender..................................................................................    56
     Terms and Conditions of the Letter of Transmittal..............................................    58
     Withdrawal Rights..............................................................................    59
     Acceptance of Tenders..........................................................................    60
     Exchange Agent.................................................................................    61
     Financial Advisor..............................................................................    61
     Solicitation of Tenders; Expenses..............................................................    61
Certain Federal Income Tax Consequences.............................................................    62
     Initial Tax Basis..............................................................................    63
     Tax Treatment of the Exchange for the Tendering Shareholder....................................    63
     The Notes......................................................................................    65
     Warrants.......................................................................................    65
     Original Issue Discount........................................................................    65
     Tax Consequences of the Exchange to KRUG.......................................................    67
     Back-up Withholding............................................................................    67
     State and Local Income Taxes...................................................................    67
Fees and Expenses...................................................................................    67
Description of Capital Stock........................................................................    68
     Common Stock...................................................................................    68
     American Stock Exchange Listing................................................................    69
     Common Stock and Warrant Transfer Agent........................................................    69
     Preferred Stock................................................................................    69
Ohio Law and Certain Charter Provisions.............................................................    70
Repurchase Program..................................................................................    70
Description of Notes................................................................................    71
     General........................................................................................    71
     Optional Redemption............................................................................    72
     Subordination of Notes.........................................................................    72
     Events of Default and Remedies.................................................................    73
     Dividends and Restricted Payments..............................................................    74
     Merger, Consolidation, or Sale of Assets.......................................................    74
     Amendment, Supplement and Waiver...............................................................    74
     Transfer and Exchange..........................................................................    75
     Concerning the Trustee.........................................................................    75
Description of Warrants.............................................................................    75

                              AVAILABLE INFORMATION

         KRUG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by KRUG can be inspected and copied at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning KRUG can be inspected and copied at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006. Filings by KRUG with the SEC are also available to the public on the SEC Internet site (http://www.sec.gov).

         KRUG has filed with the SEC an Issuer Tender Offer Statement on
Schedule 13E-4 and a Rule 13E-3 Transaction Statement on Schedule 13E-3 under the Exchange Act, both of which furnish certain additional information with respect to the Exchange Offer. Such Schedule 13E-4 and Schedule 13E-3 and any amendments thereto, including exhibits, may be inspected without charge at the offices of the SEC, the addresses of which are set forth above, and copies may be obtained therefrom at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by KRUG with the SEC pursuant to the Exchange Act are incorporated herein by reference:

         (a)      KRUG's Annual Report on Form 10-K for the year ended March 31,
                  1999;

         (b) KRUG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

         All documents filed by KRUG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Offering Circular and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

         ANY PERSON RECEIVING A COPY OF THIS OFFERING CIRCULAR MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO

KRUG INTERNATIONAL CORP., 900 CIRCLE 75 PARKWAY, SUITE 1300, ATLANTA, GEORGIA 30339, ATTENTION: MARIA E. ROBINSON, ASSISTANT SECRETARY, 770-933-7000.

                                 INTRODUCTION

         KRUG is undertaking the Exchange Offer to allow shareholders the opportunity to restructure their investment in KRUG in line with their personal investment objectives. By means of the Exchange Offer, KRUG is giving shareholders the choice of (i) exchanging (in whole or in part, depending on the number of shares of Common Stock tendered) their investment in the Common Stock for a debt security of KRUG in the form of the Notes while also retaining an opportunity to reinvest in the Common Stock in the future pursuant to the terms of the Warrants, (ii) retaining all of their shares of Common Stock, thus increasing such shareholders' proportionate interest in the common equity of KRUG following completion of the Exchange Offer, or (iii) some combination of
(i) and (ii).

         The Common Stock is presently traded on the AMEX. On August 19, 1999, the last reported sales price of the Common Stock reported on the AMEX before the announcement of the Exchange Offer was $1.63. See "Price Range of Common Stock and Dividend Policy."

         The AMEX has indicated that, as a matter of policy, it will consider suspension of trading in or delisting a security when, in the opinion of the AMEX, the financial condition and operating results of the issuer appear to be unsatisfactory or the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on the AMEX inadvisable. KRUG reported substantial operating losses for the year ended March 31, 1999 and for the quarter ended June 30, 1999. Based on its current operating results, the Common Stock may be subject to suspension of trading or removal from listing on the AMEX. In addition, the Exchange Offer may substantially reduce the public distribution and aggregate market value of the Common Stock. Accordingly, upon consummation of the Exchange Offer, the Common Stock may be subject to suspension of trading and removal from listing on the AMEX. Assuming the Exchange Offer is accepted by the minimum or greater number of shares of Common Stock, KRUG does not currently intend to seek to retain the listing of its Common Stock on the AMEX should the AMEX seek to terminate KRUG's listing. Should the Common Stock be delisted from the AMEX, it is anticipated that an over-the-counter market for the Common Stock would develop.

         In determining whether the Exchange Consideration to be paid to KRUG's shareholders was fair, the Board of Directors of KRUG relied in part on an opinion dated August 9, 1999, rendered by Rogers & Company to the effect that, and subject to the limitations therein, the consideration to be received by the shareholders of KRUG in the Exchange Offer is fair, from a financial point of view, to the shareholders. The Board of Directors of KRUG determined that KRUG should make the Exchange Offer and that the Exchange Consideration is fair to KRUG's shareholders. See "Special Factors - Position of the Board of Directors" and "Special Factors - Opinion of Financial Advisor."

                          SUMMARY OF THE EXCHANGE OFFER

Exchange Consideration                      For each share of Common Stock
                                            tendered (i) $5 face amount of the
                                            Notes, and (ii) one-fourth of a
                                            Warrant. If you hold less than 100
                                            shares of Common Stock as of August
                                            13, 1999, instead of participating
                                            in the Exchange Offer, you may elect
                                            to tender all of your shares in
                                            exchange for a cash payment of $2.00
                                            per share. See "The Exchange Offer -
                                            Terms of the Exchange Offer; Number
                                            of Shares of Common Stock;
                                            Proration."

Expiration Date of Exchange Offer           12:00 midnight, Atlanta, Georgia
                                            time, on September 17, 1999, unless
                                            extended. See "The Exchange Offer -
                                            Expiration and Extension of Tender
                                            Period; Termination; Amendment."

Maximum Number of Shares of                 Subject to the terms and conditions
Common Stock to be                          of the Exchange Offer, up to
Accepted in the Exchange Offer              2,500,000 shares of Common Stock
                                            will be accepted if duly tendered
                                            and not withdrawn prior to the
                                            Expiration Date. The Exchange Offer
                                            is conditioned upon, among other
                                            things, a minimum of 1,000,000
                                            shares being tendered. See "The
                                            Exchange Offer - Terms of the
                                            Exchange Offer; Number of Shares of
                                            Common Stock; Proration."

The Notes                                   The Notes will be unsecured general
                                            obligations of KRUG subordinate to
                                            all existing and future Senior
                                            Indebtedness of KRUG, as defined. At
                                            June 30, 1999, Senior Indebtedness
                                            totaled approximately $5,902,000.
                                            The Notes will be issued in
                                            denominations of $1,000 or integral
                                            multiples thereof and in fractional
                                            denominations of less than $1,000.
                                            The Notes will mature at face value
                                            on July 1, 2007. The Notes will not
                                            bear interest and do not provide for
                                            a sinking fund. Each $1,000 Note
                                            will be callable at KRUG's option
                                            during each year at the following
                                            prices: year 1 - $450, year 2 -
                                            $500, year 3 - $550, year 4 - $600,
                                            year 5 - $700, year 6 - $800 and
                                            thereafter - $1,000. The indenture
                                            under which the Notes will be issued
                                            (the "Indenture") contains covenants
                                            which limit the payment of dividends
                                            on Common Stock and restrict KRUG's
                                            ability to engage in mergers,
                                            consolidations or sales of assets.

                                            The Notes have not been registered
                                            under the Securities Act in reliance
                                            upon the exemption from registration
                                            afforded by Section 3(a)9 thereof.
                                            The Notes may trade in the
                                            over-the-counter market if such a
                                            trading market develops. KRUG does
                                            not plan to seek to list the Notes
                                            on any exchange. See "Description of
                                            Notes."

The Warrants                                Each whole Warrant entitles the
                                            holder, upon exercise, to purchase
                                            one share of Common Stock at a price
                                            per share of $3.875 from October 1,
                                            2000 through September 30, 2002. The
                                            Warrants may be exercised only when
                                            a registration statement covering
                                            the underlying shares of the Common
                                            Stock issuable upon exercise of the
                                            Warrants is effective with the SEC.
                                            KRUG has the obligation after July
                                            15, 2000, to register such Common
                                            Stock as promptly as practicable
                                            once the closing price per share of
                                            the Common Stock is above $3.50 for
                                            10 consecutive trading days. KRUG is
                                            obligated during the term of the
                                            Warrants to endeavor to maintain the
                                            effectiveness of such registration
                                            statement for a period of the
                                            greater of (i) 90 days or (ii) for
                                            consecutive 60-day periods after the
                                            date the registration statement
                                            covering such Common Stock is first
                                            declared effective by the SEC so
                                            long as the Closing Price, as
                                            hereinafter defined, of the Common
                                            Stock continues to be above $3.50
                                            for at least 10 consecutive trading
                                            days during each such period.
                                            Although there is no obligation or
                                            present intention to do so, KRUG
                                            reserves the right to reduce the
                                            exercise price of the Warrants, on
                                            30 days notice, for a minimum of 20
                                            days. KRUG does not intend to seek
                                            to list the Warrants on any
                                            exchange; however, an
                                            over-the-counter trading market may
                                            develop for the Warrants. See
                                            "Description of Warrants."

Conditions of the Exchange Offer            KRUG's obligation to consummate the
                                            Exchange Offer is subject to certain
                                            conditions, including the receipt of
                                            valid tenders of at least 1,000,000
                                            shares of Common Stock in the
                                            Exchange Offer, the absence of a
                                            significant decline in the stock
                                            price or the business, operations or
                                            condition of KRUG, and the
                                            qualification of the Indenture under
                                            the Trust Indenture Act of 1939 (the
                                            "1939 Act"). KRUG's obligation to
                                            consummate the offer to holders of
                                            less
                                            than 100 shares to purchase their
                                            shares for cash is contingent upon
                                            the tender for cash of no more than
                                            30,000 shares tendered in the
                                            aggregate from all shareholders who
                                            hold less than 100 shares. See "The
                                            Exchange Offer - Certain Conditions
                                            of the Exchange Offer."

Withdrawal Rights                           Tenders may be withdrawn (i) at any
                                            time prior to the Expiration Date,
                                            and (ii) if not yet accepted for
                                            exchange, at any time after October
                                            1, 1999. See "The Exchange Offer -
                                            Withdrawal Rights."

How to Tender                               Tendering shareholders must either:
                                            (i) complete and sign a Letter of
                                            Transmittal, have their signatures
                                            guaranteed, if required, forward the
                                            Letter of Transmittal and any other
                                            required documents to the Exchange
                                            and Information Agent at one of the
                                            addresses set forth on the back
                                            cover of this Offering Circular and
                                            either deliver the certificates
                                            representing the tendered shares to
                                            the Exchange and Information Agent
                                            or tender such shares pursuant to
                                            the procedures for book-entry
                                            transfer; or (ii) request a broker,
                                            dealer, bank, trust company or other
                                            nominee to effect the transaction
                                            for them. Holders of shares of
                                            Common Stock registered in the name
                                            of a broker, dealer, bank, trust
                                            company or other nominee must
                                            contact such institution to tender
                                            their shares of Common Stock.
                                            Certificates for shares of Common
                                            Stock may be physically delivered,
                                            but physical delivery is not
                                            required if a confirmation of a
                                            book-entry transfer of such shares
                                            to the Exchange and Information
                                            Agent's account at a book-entry
                                            transfer facility is delivered in a
                                            timely fashion. Certain provisions
                                            have also been made for holders
                                            whose stock certificates are not
                                            readily available or who cannot
                                            comply with the procedure for
                                            book-entry transfer on a timely
                                            basis. Questions regarding how to
                                            tender and requests for information
                                            should be directed to the Exchange
                                            and Information Agent. See "The
                                            Exchange Offer - How to Tender."

Acceptance of Tenders                       Subject to the terms and conditions
                                            of the Exchange Offer, including the
                                            reservation of certain rights by
                                            KRUG, shares of Common Stock validly
                                            tendered will be accepted on or
                                            promptly after the Expiration Date.
                                            Subject to such terms and
                                            conditions, the Notes
                                            and Warrant certificates to be
                                            issued or cash to be paid in
                                            exchange for properly tendered
                                            shares of the Common Stock will be
                                            mailed by the Exchange and
                                            Information Agent to the holder
                                            promptly after acceptance of the
                                            shares tendered. Although KRUG does
                                            not presently intend to do so, if it
                                            modifies the terms of the Exchange
                                            Offer, such modified terms will be
                                            available to all holders of shares
                                            of Common Stock, whether or not
                                            their shares have been tendered
                                            prior to such modification. Any
                                            material modification will be
                                            disclosed in accordance with the
                                            applicable rules of the SEC and the
                                            AMEX and, if required, the Exchange
                                            Offer will be extended to permit
                                            shareholders adequate time to
                                            consider such modification. See "The
                                            Exchange Offer - Acceptance of
                                            Tenders."

Common Stock                                KRUG has 12,000,000 authorized
                                            shares of Common Stock, of which
                                            4,977,530 shares were outstanding as
                                            of August 13, 1999. In addition,
                                            1,164,487 of the authorized but
                                            unissued shares were reserved for
                                            issuance in connection with
                                            outstanding warrants and stock
                                            options. Shares of Common Stock
                                            tendered and accepted pursuant to
                                            the Exchange Offer will be retired
                                            and, thus, become authorized but
                                            unissued shares available for future
                                            issuance. See "Description of
                                            Capital Stock."

Potential Change of Control and             As of August 13, 1999, KRUG's
Conflicts of Interest                       directors and executive officers as
                                            a group beneficially owned 1,442,570
                                            shares of Common Stock, or 27.1% of
                                            the shares of Common Stock, which
                                            includes 343,889 of the shares of
                                            Common Stock issuable upon exercise
                                            of stock options and Warrants. KRUG
                                            has been informed by its directors
                                            and executive officers that they and
                                            their affiliates do not intend to
                                            tender any of the shares of Common
                                            Stock owned by them pursuant to the
                                            Exchange Offer. Accordingly,
                                            assuming the minimum number of
                                            shares are tendered and accepted
                                            (1,000,000 shares), shares
                                            beneficially owned by directors and
                                            executive officers as a group would
                                            comprise 33.4% of the shares
                                            outstanding after the Exchange
                                            Offer, and if 2,500,000 shares are
                                            validly tendered and accepted,
                                            shares beneficially owned by
                                            directors and executive officers as
                                            a group would comprise 51.1% of the
                                            shares outstanding after the

                                            Exchange Offer. See "Special Factors
                                            - Potential Change of Control and
                                            Conflicts of Interest."

Federal Income Tax Consequences             The exchange of shares of Common
                                            Stock for Exchange Consideration
                                            pursuant to the Exchange Offer (or
                                            for cash by electing holders of
                                            fewer than 100 shares) will be a
                                            redemption of those shares of Common
                                            Stock, which is taxable as a sale or
                                            exchange and may give rise to a gain
                                            or loss if the tendering
                                            shareholder's receipt of the
                                            Exchange Consideration (or the cash
                                            by electing holders of fewer than
                                            100 shares) (i) is "substantially
                                            disproportionate" with respect to
                                            such shareholder, (ii) is "not
                                            essentially equivalent to a
                                            dividend" with respect to such
                                            shareholder, or (iii) results in a
                                            complete termination of the
                                            shareholder's interest in KRUG. If
                                            the tendering shareholder does not
                                            satisfy any of these tests, the fair
                                            market value of the Exchange
                                            Consideration (or, if applicable,
                                            the cash) will be taxable as a
                                            dividend to the extent of any
                                            current or accumulated earnings and
                                            profits of KRUG. Any additional
                                            value received in the Exchange (or
                                            pursuant to the cash offer) will be
                                            treated first as a recovery of basis
                                            in the shareholder's Common Stock
                                            and then as gain from the sale of a
                                            capital asset. See "Certain Federal
                                            Income Tax Consequences - Tax
                                            Treatment of the Exchange for the
                                            Tendering Shareholder."

Exchange and Information Agent              First Union National Bank

                                 SPECIAL FACTORS

Background of the Exchange Offer

         Strategy --- KRUG's objective is to increase shareholder value by the investment in and management of businesses which offer growth opportunities. KRUG evaluates its operating subsidiaries for growth potential and seeks acquisition opportunities for the profitable employment of capital. KRUG's criteria for acquisitions is to acquire new businesses which it believes present an opportunity for increased value without regard to current profitability.

         KRUG currently intends to direct its long-term acquisition strategy towards acquisition of whole or minority interests in companies in the healthcare and technology areas, as broadly defined. KRUG believes heavy regulation, cost consciousness and consumer empowerment are leading to the convergence of healthcare, technology and safety products, especially products and services which promote wellness, reduce injury or illness, and increase efficiency.

         KRUG's strategy will not be confined to any sector of the healthcare and technology areas, but will encompass sectors KRUG believes have an opportunity to participate in future growth. KRUG's initial strategic focus is expected to be deliberately broad but may narrow as acquisition opportunities increase.

         In the short-term, KRUG will seek and evaluate acquisitions without regard to industry or profitability which it believes provide meaningful U.S. operations and an opportunity to achieve cashflow.

         Recent Operating Results --- For the year ended March 31, 1999, KRUG reported a loss from continuing operations of $9,000,000 ($1.78 per share). The loss resulted primarily from its European housewares and child safety segments, which incurred significant losses in each quarter since December 31, 1997, from KRUG's investment in Wyle Laboratories, Inc. ("Wyle") with which KRUG merged its Life Sciences and Engineering segment in March 1998, from the provision of valuation allowances against deferred tax assets and from a charge relating to the impairment of purchased goodwill relating to the child safety segment. KRUG acquired Klippan Ltd. ("Klippan") in fiscal 1998 and Hago Products Ltd. in fiscal 1997. Both acquisitions, which comprise part of the European housewares and child safety products segments, were incurring losses at the time of their acquisition by KRUG.

         For the quarter ended June 30,1999, KRUG reported a loss from continuing operations of $593,000 ($0.12 per share). The loss resulted primarily from restructuring charges relating to the European child safety products segment and corporate expenses in the U.S. and Europe.

         Acquisition Activities --- As discussed above under "Special Factors - Background of the Exchange Offer - Strategy," KRUG's Board of Directors has determined to pursue growth by acquisitions. As a result of its operating losses and the need to invest additional capital into its subsidiaries, KRUG conducted only limited discussions and evaluations concerning potential acquisitions during the first nine months of fiscal 1999. During the fourth quarter of fiscal 1999, and subsequently, KRUG has increased its acquisition evaluation activities. KRUG's activities to date have primarily involved seeking information and making preliminary contacts with potential acquisition targets. Where appropriate, KRUG intends to pursue acquisition opportunities to acquire majority or minority ownership interests. To date, KRUG has made no offers, nor entered into any agreements for any acquisition.

         Disposition and Financing Activities --- KRUG considers, from time to time, the disposition of any subsidiary or affiliate when it believes the subsidiary or affiliate no longer offers suitable opportunities for growth or profitability, or when KRUG believes better opportunities would be provided for the utilization of KRUG's capital by the disposition of such subsidiary or affiliate.

         KRUG has recently reached an agreement in principle to sell its Series A Preferred Stock in Wyle, which comprises a substantial portion of its investment in Wyle, to Wyle for $4,000,000. The sale is conditioned upon Wyle modifying certain terms of the Series B Preferred Stock and stock options currently held and to be retained by KRUG. The sale is also subject to Wyle's ability to obtain funding for the purchase of KRUG's Series A shares of Wyle and for substantially all equity held by other non-employee stockholders. Further, the transaction is subject to the negotiation of definitive agreements with KRUG and the other selling stockholders and certain other conditions. Assuming the transaction is completed, KRUG expects to report an after tax gain of approximately $3,110,000 from the sale in its second fiscal quarter. There can be no assurance the sale will close, and if it does, that it will be on the terms currently included in the agreement in principle.

         KRUG has considered disposing of its European operations and redeploying its investment therein to the U.S. Management believes its ability to achieve an acceptable price for the European operations is dependent on, among other things, sustaining improved operating performance from such operations. KRUG is currently discussing a refinancing of its U.K. debt which would allow KRUG to repatriate funds from the U.K. to the U.S. There can be no assurance KRUG will be able to consummate any such refinancing, and if it does, whether any funds could be repatriated to the U.S.

         Possible Registration as an Investment Company --- If KRUG were to sell its current operating businesses it would, absent the acquisition of a majority interest in another company, have no other majority-owned operating subsidiaries. Under such circumstances, KRUG may be required to report as a Registered Investment Company under the Securities Act of 1933. Further, should KRUG not find suitable acquisition opportunities in which it could own a majority interest, KRUG may acquire a minority interest in other companies. Under such circumstances, KRUG may convert itself into an investment company, or establish one or more subsidiaries which are investment companies.

         Deliberations by the Board and Management --- Commencing in January 1999, the Board has considered several corporate strategies and has discussed the desirability of resuming its search for acquisitions, particularly in the United States. The Board has considered the possible sale of one or more of KRUG's current subsidiaries and has approved the agreement in principle for the sale of KRUG's Wyle investment. The Board has not made a decision to proceed with any sales other than the Wyle investment.

         Commencing in approximately February 1999, KRUG's Executive Committee discussed the possibility of an Exchange Offer to allow shareholders the opportunity to restructure their investment in KRUG in line with their personal investment objectives. Management developed the proposed terms for an Exchange Offer which was discussed and approved at a Special Meeting of the Board of Directors on April 9, 1999, after considering KRUG's overall strategy, its current operations, the opinion of a financial advisor, and the desires expressed by certain shareholders. Management subsequently determined that the Exchange Offer should await completion of KRUG's audit for the year ended March 31, 1999, and clarification of its future business strategy. Following revisions to the Exchange Offer, the Board considered it again at its Special Meeting on July 1, 1999. The Board took no action on the Exchange Offer at such meeting. On August 9, 1999 the Board considered the Exchange Offer and determined by a majority vote that it would be in the best interest of KRUG and its shareholders and authorized Management to proceed with the Exchange Offer.

         Alternatives Considered --- The Board of Directors considered and rejected several alternatives to the Exchange Offer. The Board considered a possible merger or liquidation strategy for KRUG but determined that shareholder value could best be enhanced by KRUG redeploying its assets from Europe to the United States and following the acquisition strategy the Board has adopted. Nevertheless, the Board believes there is considerable uncertainty as to KRUG's ability to sell its existing operating businesses in Europe on acceptable terms at this time, and that the sale of a substantial portion of its operations for the purpose of undertaking acquisition activities unrelated to its current activities will entail different and possibly greater risks than its current operations. Therefore, the Board concluded that KRUG's acquisition activities should be undertaken in conjunction with KRUG providing shareholders, especially those who wish to reduce their level of exposure to such strategy, an opportunity to exchange all or part of their equity investment in the Common Stock for a debt instrument (i.e., the Notes) and Warrants.

         The Board of Directors also considered purchasing additional Common Stock in the open market, but rejected such alternative at this time because a substantial portion of KRUG's cash resources are currently held primarily in the United Kingdom and serve to support the debt and operation's of the European housewares and child safety segments and because the use of cash which may be available in the near future for open market purchases of Common Stock would reduce KRUG's funds available for acquisition opportunities.

         Although there are no current plans to do so, the Board may consider KRUG purchasing additional Common Stock in the open market after the Exchange Offer, if and at such price as it believes appropriate. In addition, the Board may consider additional exchange offers, tender offers or other transactions by KRUG which provide value or liquidity to stockholders. Such transactions may include debt, equity and cash payments.

Purpose of the Exchange Offer

         The Exchange Offer is designed to allow each shareholder the opportunity to restructure his or her investment in KRUG in line with his or her personal investment objectives. By means of the Exchange Offer, KRUG is giving shareholders the choice of (i) exchanging (in whole or part, depending on the number of shares of Common Stock tendered) their investment in the Common

Stock for a debt obligation of KRUG in the form of the Notes, while also retaining an opportunity to reinvest in the Common Stock in the future, pursuant to the terms of the Warrants, (ii) retaining all their shares of Common Stock, thus increasing such shareholder's proportionate interest in the common equity of KRUG following completion of the Exchange Offer, or (iii) some combination of
(i) and (ii).

         The Exchange Offer will enable shareholders to exchange their shares of Common Stock for Exchange Consideration at a price which KRUG believes represents a premium over recent market prices of the Common Stock. Management believes that there is a limited market for KRUG's shares of Common Stock due to KRUG's low market capitalization and the limited number of publicly held shares outstanding. Management believes that the limited supply of shares traded in the public market offers limited opportunity for such shareholders to realize the true value of their investment in KRUG, and the low market capitalization of such shares limits KRUG's ability to access additional equity capital for growth. The Exchange Offer is intended to afford shareholders the opportunity to dispose of their shares for Notes and Warrants in light of the current relatively low liquidity, low market capitalization, and limited public float of the Common Stock and in light of KRUG's possible disposition of one or more of its existing businesses and redeployment of resources obtained therefrom to acquisition opportunities in the United States. KRUG has not paid cash or other dividends in recent years, and does not expect to pay dividends in the foreseeable future. Following completion of the Exchange Offer, the shares may be delisted from the AMEX, although if delisted, an over-the-counter trading market may develop.

Certain Effects of the Exchange Offer

         If consummated, the Exchange Offer (i) may result in the delisting of the Common Stock from the AMEX, (ii) may result in the Common Stock becoming eligible for termination of Registration pursuant to Section 12(g)(4) of the Exchange Act, and (iii) would result in a change of the capitalization of KRUG by (a) further leveraging KRUG through conversion of a portion of the currently outstanding shares of Common Stock to debt represented by the Notes and (b) issuance of the Warrants.

         Possible Delisting of the Common Stock --- The Common Stock is presently traded on the AMEX. As of August 13, 1999, there were 3,330,200 shares publicly held (for the purposes of the AMEX) and approximately 905 holders of record of the outstanding shares. Shares of Common Stock held directly or indirectly by an officer or director of the issuer or by any beneficial holder of more than 5% of the shares of the issuer ordinarily may not be considered as being publicly held for this purpose.

         The AMEX has indicated that, as a matter of policy, it will consider suspension of trading in or delisting a security when, in the opinion of the AMEX, the financial condition and operating results of the issuer appear to be unsatisfactory or the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on the AMEX inadvisable. KRUG reported substantial operating losses for the year ended March 31, 1999 and the quarter ended June 30, 1999. Based on its current operating results, the Common Stock may be subject to suspension of trading or removal from listing on the AMEX. In addition, the Exchange Offer may substantially reduce the public distribution and aggregate market value of the Common Stock. Accordingly, upon consummation of the Exchange Offer, the Common

Stock may be subject to suspension of trading and removal from listing on the AMEX. Assuming the Exchange Offer is accepted by the minimum or greater number of shares of Common Stock, KRUG does not currently intend to seek to retain the listing of its Common Stock on the AMEX should the AMEX seek to terminate KRUG's listing.

         Should the Common Stock be delisted from the AMEX, an over-the-counter market for the Common Stock may develop and price quotations might still be available from other sources. The extent of the public market for the shares and the availability of such quotations would, however, depend upon the number of holders of shares remaining at such time, the interest on the part of securities firms in maintaining a market in the shares, the termination of the registration under the Exchange Act as described below and other factors.

         Termination of Registration --- The shares are currently registered under the Exchange Act, which requires, among other things, that KRUG furnish information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of KRUG's shareholders. If, as a result of the Exchange Offer, there are fewer than 300 holders of record of the Common Stock, registration of the Common Stock under the Exchange Act may be terminated upon application by KRUG to the SEC if the Common Stock is not listed on a national securities exchange. If there are fewer than 300 holders of record of the Common Stock, upon conclusion of the Exchange Offer, KRUG does not intend immediately to apply to the SEC for termination of registration of the shares under the Exchange Act, but may do so in the future. The terms of the Warrants provide that KRUG shall not apply for termination of registration so long as any Warrants are outstanding.

         The termination of the registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by KRUG to its shareholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, including requirements that KRUG file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that KRUG's officers, directors and ten-percent shareholders file certain reports concerning ownership of KRUG's equity securities and provisions that any profit by such officers, directors and shareholders realized through purchases and sales of KRUG's equity securities within any six-month period may be recaptured by KRUG. In addition, the ability of "affiliates" of KRUG and other persons to dispose of shares of Common Stock which are "restricted securities" under Rule 144 under the Securities Act may be impaired or eliminated.

         Change in Capitalization --- The Exchange Offer will have the effect of substantially increasing KRUG's debt. Long-term debt (including current maturities) as of June 30, 1999 was $5,902,000. Assuming 2,500,000 shares are tendered and accepted, KRUG's long-term debt on a pro forma basis would be increased to $10,774,000.

         In addition, if 2,500,000 shares of the Common Stock are tendered and accepted, such shares would be retired as authorized but unissued shares and the book value of KRUG's shareholders' equity would be substantially reduced. The book value of shareholders' equity as of June 30, 1999 was $6,463,000. Upon completion of the Exchange Offer, assuming 2,500,000 shares are tendered and accepted (and excluding any profit or loss during the interim), and assuming completion of the sale of the Wyle Series A Preferred Stock ("Wyle Shares") for an after tax gain of $3,110,000, the book value of KRUG's shareholders' equity on a pro forma basis would be reduced to $4,451,000.

         KRUG incurred substantial losses from continuing operations for the fiscal year ended March 31, 1999 and for the first fiscal quarter ended June 30, 1999. For the year ended March 31, 1999, KRUG's loss from continuing operations was $9,000,000 ($1.78 per share). Had the Exchange Offer been completed at April 1, 1998 (assuming 2,500,000 shares validly tendered and accepted), KRUG's loss from continuing operations on a pro forma basis would have increased to $9,859,000 ($3.87 per share) for the year ended March 31, 1999. For the quarter ended June 30, 1999, KRUG's loss from continuing operations was $593,000 ($0.12 per share). Had the Exchange Offer been completed at April 1, 1998 (assuming 2,500,000 shares validly tendered and accepted), KRUG's loss from continuing operations on a pro forma basis would have increased to $764,000 ($0.31 per share).

         KRUG presently does not have earnings sufficient to cover its fixed charges. For the year ended March 31, 1999, KRUG's fixed charges exceeded earnings by $7,085,000. Had the Exchange Offer been completed at April 1, 1998 (assuming 2,500,000 shares validly tendered and accepted), fixed charges would have exceeded earnings on a pro forma basis by $7,944,000 for the year ended March 31, 1999. For the quarter ended June 30, 1999, KRUG's fixed charges exceeded earnings by $572,000. Had the Exchange Offer been completed at April 1, 1998 (assuming 2,500,000 shares validly tendered and accepted), fixed charges would have exceeded earnings on a pro forma basis by $743,000 for the quarter ended June 30, 1999.

         The Notes do not bear interest and mature at par on July 1, 2007. KRUG's current results of operations would not produce funds sufficient to retire the Notes at maturity or at a date prior to maturity. In the absence of results of operations sufficient to retire the Notes at maturity, KRUG would be required at that time to sell one or more of its subsidiaries or affiliates or obtain refinancing and use all or a portion of the proceeds for the redemption of the Notes. There can be no assurance that KRUG would be able to sell any such assets or obtain any refinancing, or, if it does, that the net cash proceeds would be sufficient to retire the existing or future Senior Debt or the Notes.

         If KRUG is not able to return to profitable operations at a level sufficient to service its existing debt, as well as the Notes, or is not able to sell assets or refinance for an amount sufficient to pay such debt and the Notes, shareholders who exchange, as well as shareholders who do not exchange, could lose some or all of their investment in KRUG.

         Board of Directors --- The Board of Directors determined, at its meeting on August 9, 1999, to restructure the Board of Directors and fix the number of Directors in each class at three and hold open two seats to which it may appoint additional directors at any time in connection with acquisitions or otherwise.

         At the meeting of the Board of Directors on August 9, 1999, Ms. Strom resigned her seat on the 2000 Class of Directors, and Mr. Holt, a member of the 1999 Class, announced that he would not stand for election at the 1999 annual meeting. Robert M. Thornton, Jr. resigned his seat in the 1999 Class and the remaining Directors appointed him to the 2000 Class seat previously held by Ms. Strom. As a result of such changes, the Board nominated for election at the 1999 annual meeting Mr. Mulligan, Mr. Vannuki and Steven Baileys, D.D.S. Continuing Directors who comprise the 2000 Class of Directors are Ms. Brenner, Mr. Thornton and Mr. Turner.

         The Board selected Dr. Baileys for nomination because he is a substantial shareholder as well as a businessman with many years of experience in the healthcare field. KRUG believes Dr. Baileys will provide additional experience and acumen on the Board as it seeks to implement KRUG's strategy.

         The Board scheduled the 1999 Annual Meeting on November 19, 1999, in Atlanta, Georgia, at a time and place therein to be designated by the Chairman and authorized by the Chairman to fix the record date for the 1999 Annual Meeting. KRUG expects to set a record date for the 1999 Annual Meeting upon completion of the Exchange Offer.

         Except as disclosed in this section and under "Special Factors - Potential Change of Control and Conflicts of Interest," and elsewhere in this Exchange Offer, KRUG has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of KRUG, or the disposition of securities of KRUG, (ii) any extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving KRUG, (iii) any change in the present Board of Directors of KRUG or management of KRUG, including any plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer, (iv) any material change in the present dividend policy or indebtedness or capitalization of KRUG, (v) any other material change in KRUG's corporate structure or business, or (vi) any change in KRUG's Amended Articles of Incorporation, Code of Regulations or instruments corresponding thereto or any other actions which may impede the acquisition of control of KRUG by any person.

         The Notes have not been registered under the Securities Act in reliance on an exemption in Section 3(a)9 thereof. The Notes may trade in the over-the-counter market if such a trading market develops. KRUG does not plan to seek to list the Notes on any exchange. The Warrants will be freely tradable (subject to the existence of a trading market for the Warrants), however, KRUG does not intend to seek to list the Warrants on any exchange.

Potential Change of Control and Conflicts of Interest

         Shareholders should be aware in considering their decision to participate in the Exchange Offer that each of the members of the Board of Directors has, to some degree, interests which may present such directors with an actual or potential conflict of interest in connection with the Exchange Offer. As of August 13, 1999, the directors and executive officers as a group beneficially owned 1,442,570 shares of Common Stock, or 27.1% of the Common Stock outstanding, which included 343,889 shares issuable upon exercise of stock options and warrants. KRUG has been informed by its directors and executive officers that neither they nor their affiliates intend to tender any shares owned by them pursuant to the Exchange Offer. Accordingly, assuming the minimum number of shares are tendered and accepted (1,000,000 shares), shares beneficially owned by directors and executive officers as a group would comprise 33.4% of the shares outstanding after the Exchange Offer and if 2,500,000 shares are validly tendered and accepted, shares beneficially owned by directors and executive officers as a group would comprise 51.1% of the shares outstanding after the Exchange Offer.

         Ms. Brenner, Dr. Baileys and Mr. Vannuki, individually and as principals of other entities, known collectively as the Fortuna Group, have filed a Schedule 13D, Statement of Beneficial Ownership, reporting that the Fortuna Group owns beneficially an aggregate of 1,018,223 shares of Common Stock, which includes 262,439 warrants, or 19.4% of the outstanding Common Stock. If the minimum number of shares are tendered and accepted in the Exchange Offer, the Fortuna Group would own 24.0% of the Common Stock. If the maximum number of shares are tendered and accepted in the Exchange Offer, the Fortuna Group would own 37.2% of the outstanding Common Stock.

         Executive Employment Contracts --- Mr. Thornton's employment agreement provides that if his employment is terminated within one year after a change of control, as defined, he will have the right to receive severance pay equal to one year's base salary. In addition, any options which Mr. Thornton holds under any stock option plan of KRUG on the date of the termination may be exercised any time within 90 days of such termination. Neither the restructuring of the Board of Directors nor the consummation of the Exchange Offer will individually result in a change of control pursuant to Mr. Thornton's employment agreement. However, subsequent to the Exchange Offer, certain other events, such as the increased ownership of a person or group resulting from the Exchange Offer, a further change in the Board of Directors or the sale of substantially all of the assets of KRUG could result in a change of control pursuant to the agreement.

         Directors Consulting Agreements --- KRUG has entered into consulting agreements with Mr. Vannuki (as an individual) and Ms. Brenner (through a corporation of which she is the sole shareholder and president) ("Consultants") to prepare short-term and intermediate-term acquisition plans and investigate and evaluate potential acquisitions for KRUG. The amount of time devoted by the Consultants to KRUG under such agreements is agreed upon between the Consultants and KRUG periodically and is expected to average approximately 20 hours per month. Each Agreement provides a fee of $5,000 per month and may be terminated by either party on 30-days written notice.

         Possible Future Compensation Plans --- KRUG may establish additional compensation plans covering its directors, officers, employees and Consultants. Such plans may include equity components, annual or long-term incentive bonuses, milestone bonuses, success fees, severance arrangements and other compensation and benefits. KRUG expects to grant stock options to certain officers and key employees, including existing and future officers and employees, in order to promote equity ownership and enhance their efforts to increase shareholder value. In addition, KRUG may grant to officers and key employees phantom stock options, stock appreciation rights, or other compensation tied to the value of KRUG's Common Stock, or to the equity of its subsidiaries. KRUG presently has no plans or commitments for such additional compensation plans but expects to develop and implement such plans in connection with acquisitions, and may develop and implement such plans otherwise, including to attract and retain current and future officers and employees.

         Directors Billing Legal Fees --- Mr. Mulligan and Mr. Turner each provide legal services to KRUG through law firms in which they are partners, as requested by KRUG and in their capacity as General Counsel and Special Counsel, respectively, to KRUG. During the year ended March 31, 1999, KRUG paid $105,063 to Mr. Mulligan's firm and $39,945 to Mr. Turner's firm for services they provided to KRUG.

Position of the Board of Directors

         Over the past several months, the Board of Directors has evaluated KRUG's objectives, operations and strategic alternatives and considered alternatives to the Exchange Offer. See "Special Factors - Background of the Exchange Offer." The Board of Directors, based on the recommendation of its advisors and management, and after considering the purposes and effects of the Exchange Offer and other factors, has unanimously concluded, and believes it has a reasonable basis to conclude, that the Exchange Offer is fair from a financial point of view to the shareholders of KRUG and, by less than unanimous vote, has approved the making of the Exchange Offer. Ms. Brenner, Ms. Strom and Mr. Holt dissented to the approval of the Exchange Offer. Ms. Brenner stated she dissented based on a concern that, as a business matter, the Exchange Offer would result in less liquidity for non-exchanging shareholders. Ms. Strom indicated that she dissented because she believes, as a business matter, KRUG should retain its resources, including debt capacity, for other corporate purposes such as growth and acquisitions. Mr. Holt indicated that he dissented because, as a business matter, he believes the result of the Exchange Offer would be to increase the debt of KRUG at a time when its operating results are unable to support such additional debt.

         The Board of Directors considered that the Exchange Offer is being made to all shareholders on the same basis and any such shareholder may choose whether or not to tender any shares pursuant to the Exchange Offer. In approving making the Exchange Offer and determining that the Exchange Offer is fair to the shareholders of KRUG (including non-affiliated shareholders of KRUG), the Board of Directors consulted with its legal and financial advisors as well as with KRUG's management and considered numerous factors, including, but not limited to, (i) the operations, capital structure, earnings, properties and prospects of KRUG and its subsidiaries, as well as the risk associated therewith, (ii) the fact that the Exchange Offer will provide shareholders with an opportunity to receive a fair price for their tendered shares, (iii) recent market prices for the Common Stock as well as market prices for the past several years, and (iv) the written opinion of Rogers & Company dated August 9, 1999, that, based on the matters described therein, as of the date of such opinion, the Exchange Consideration to be received by the shareholders in the Exchange Offer is fair to the shareholders of KRUG from a financial point of view. In light of the number and variety of factors that the Board of Directors considered in connection with this evaluation of the Exchange Offer, it did not find it practical to, and did not quantify or assign relative weights to these factors.

         KRUG has been informed by its directors and executive officers that they and their affiliates do not intend to tender any of the shares of Common Stock owned by them pursuant to the Exchange Offer.

         The transactions contemplated by this Exchange Offer are not structured so that approval of at least a majority of the non-affiliated shareholders is required. The Board of Directors of KRUG, a majority of whom are not employees of KRUG, has unanimously determined, after giving consideration to a number of factors, including the written opinion dated August 9, 1999 of the Financial Advisor of KRUG, that the Exchange Offer described herein is fair to the shareholders of KRUG. The Exchange Offer was not approved by a majority of directors who are not employees (of the four directors voting in favor of the Exchange Offer, three are not employees and one is an employee).

Opinion of Financial Advisor

         Pursuant to the Engagement Letter, the Board of Directors of KRUG retained Rogers & Company to act as its financial advisor and to render its opinion to KRUG's Board of Directors as to the fairness to the shareholders of KRUG, from a financial point of view, of the consideration to be received by the shareholders of KRUG pursuant to the Exchange Offer. See "Special Factors - Background of the Exchange Offer." A majority of directors who are not employees of KRUG has not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the Exchange Offer or preparing a report concerning the fairness of the transaction.

         In its written opinion dated August 9, 1999, Rogers & Company advised the Board of Directors of KRUG that based on the matters described therein, as of the date of such opinion, the Exchange Consideration to be received by the shareholders in the Exchange Offer is fair, from a financial point of view, to the shareholders of KRUG (the "Opinion").

         The summary of the Opinion set forth in this Exchange Offer is qualified in its entirety by reference to the full text of such opinion attached as Annex A to this Exchange Offer. KRUG's shareholders are urged to, and should, read the Opinion carefully in its entirety in conjunction with this Exchange Offer for the assumptions made, matters considered and limits of the review undertaken by Rogers & Company. The Opinion addresses only the fairness of the consideration to be received by the shareholders of KRUG pursuant to the Exchange Offer from a financial point of view and does not constitute a recommendation to the shareholders of KRUG as to whether such shareholders should tender their shares in the Exchange Offer. The Board of Directors determined the amount to be paid pursuant to the Exchange Offer and the financial advisor opined as to the fairness, from a financial point of view, of the Exchange Consideration to the shareholders.

         As set forth in the Opinion, Rogers & Company met with members of the senior management of KRUG to discuss the prospects for the businesses of KRUG and its subsidiaries. In connection with Rogers & Company's review and analysis and in arriving at the Opinion, Rogers & Company relied upon the accuracy and completeness of the financial and other information provided to it by KRUG and did not undertake any independent verification of such information or undertake an independent appraisal of the assets or liabilities of KRUG. With respect to the financial forecasts provided to Rogers & Company by KRUG, Rogers & Company assumed that such forecasts (and assumptions and bases therefor) had been reasonably prepared and represented management's best currently available estimates as to the future financial performance of KRUG.

Further, the Opinion is necessarily based on economic, financial and market conditions as they existed and could be evaluated as of the date of the Opinion.

         In connection with its engagement and the preparation of the Opinion, Rogers & Company was not authorized by KRUG or its Board of Directors to solicit, nor has Rogers & Company solicited, indications of interest from third parties for the acquisition of KRUG or any of its subsidiaries. No other restrictions were imposed by KRUG's Board of Directors upon Rogers & Company with respect to the investigations made or procedures followed by Rogers & Company in rendering the Opinion. The Opinion does not address nor should it be construed to address the relative merits of the Exchange Offer with any alternative business strategy that may be available to KRUG.

         In conducting its analysis and arriving at the Opinion, Rogers & Company reviewed such materials and considered such financial and other factors as it deemed relevant under the circumstances, including: (i) certain publicly available historical financial and operating data concerning KRUG, including the Annual Reports to Shareholders and Annual Reports on Form 10-K for the five fiscal years ended March 31, 1999, (ii) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, (iii) certain information of KRUG, including internal financial information relating to the businesses, earnings, cash flow, assets and prospects of KRUG and its subsidiaries prepared by the management of KRUG and its subsidiaries, (iv) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Rogers & Company deemed relatively comparable to KRUG or otherwise relevant to its inquiry, (v) the financial terms of certain recent transactions Rogers & Company deemed relevant to its inquiry, (vi) the historical market prices and trading volumes of the shares of Common Stock, and (vii) such other financial studies, analyses and investigations that Rogers & Company deemed appropriate.

         In arriving at its Opinion, Rogers & Company performed a variety of financial analyses, including those summarized herein. The summary set forth below of the analyses presented to KRUG's Board of Directors at the August 9, 1999, meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstance and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Rogers & Company believes that its analysis must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Opinion. Rogers & Company made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KRUG. Any estimates contained in Rogers & Company's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Rogers & Company to KRUG's Board of Directors on August 9, 1999.

         Projected financial and other information concerning KRUG are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of KRUG.

         Analysis of Comparable Companies --- Rogers & Company sought to compare selected financial and performance ratios, stock price ratios and enterprise value ratios of KRUG to the same set of ratios of other publicly traded companies whose lines of business are similar to those of KRUG. Management knew of no such companies, and extensive screening by Rogers & Company failed to identify any useful comparables.

         Analysis of Comparable Transactions --- Rogers & Company sought to compare the terms and conditions of the Exchange Consideration to the terms and conditions of the consideration paid in similar transactions involving the exchange of debt and warrants for common stock. An extensive search by Rogers & Company failed to produce any such comparable transactions.

         Discounted Cash Flow Analysis --- Rogers & Company gave consideration to performing a discounted cash flow analysis to determine an estimated present value per share of the Common Stock. Discounted cash flow analysis is based largely on the existence of long-range financial projections that provide a reasonable expectation of the future performance of the enterprise. As indicated in the Offering Circular, KRUG's Board of Directors has adopted a strategy whereby it will seek acquisition opportunities and continue to consider the disposition of existing operations. Given such a strategy and in view of the absence of any impending acquisitions, it was not possible for management to produce financial projections that are extensive enough to support a discounted cash flow analysis.

         Analysis of the Senior Subordinated Zero Coupon Notes --- Rogers & Company performed an internal rate of return analysis and a present value analysis of the Notes. The internal rate of return analysis establishes the relationship between the current price of the Common Stock and the face value of the Notes, in terms of an internal rate of return. For purposes of this analysis, Rogers & Company recorded the closing price of the Common Stock on August 6, 1999, and used this closing price of $1.75 per share to represent the value that can be exchanged for the right to receive $5.00 at the end of seven years and nine months. The internal rate of return (assuming annual compounding) which equates a present value of $1.75 to a future value of $5.00 at the end of seven years and nine months is approximately 14.48 percent. In the event that the Notes are called prior to maturity at the specified call prices, the internal rates of return will range from 14.43 percent to 28.57 percent (depending on the year in which the Notes are called and assuming a call date of September 30).

         The present value analysis establishes a current price of the Notes, given a fixed rate of return (yield to maturity) which reflects the appropriate levels of investment risk and credit risk associated with the Notes. For purposes of this analysis, Rogers & Company selected rates of return ranging from 12.5 percent to 13.5 percent to represent various levels of return that holders of the Notes might require. These rates compare to the risk free yield of 6.20 percent on U.S. Treasury Notes maturing in August 2007 and the average yield of 10.39 percent on high-yield corporate bonds comprising the Merrill Lynch High-Yield Bond Index, as of August 6, 1999.

         Assuming rates of return (yields to maturity) of 12.5 percent to 13.5 percent (compounded annually) and a redemption price of $5.00 per Note at the end of seven years and nine months, the current price of the Notes, as calculated, range from $1.87 per Note to $2.00 per Note, representing premiums of 6.86 percent to 14.29 percent above the closing price per share of the Common Stock on August 6, 1999. If the event that the Notes are called prior to maturity at the specified call prices, the yields to the call (assuming yields to maturity of 12.5 percent to 13.5 percent) will range from 10.67 percent to
20.32 percent (depending on the year in which the Notes are called and assuming a call date of September 30).

         Analysis of the Warrants --- Rogers & Company reviewed the terms of the Warrants and discussed with management the basis on which management set such terms. According to management, the rationale for including the Warrants as part of the Exchange Consideration is to allow those shareholders tendering their Common Stock for exchange the opportunity to benefit from a rise in the price of the Common Stock to an amount in excess of $3.875 per share during a specified period of time. It is expected that the Warrants will have little, if any, value initially and may expire without ever having value. Accordingly, Rogers & Company believes that the portion of the Exchange Consideration attributable to the Warrants is negligible.

         KRUG selected Rogers & Company as its financial advisor because, among other things, its president was formerly an officer of a well recognized regional investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and because its president has substantial experience in rendering fairness opinions. The Engagement Letter with Rogers & Company provides that KRUG will pay Rogers & Company an advisory fee equal to $30,000. In addition, the Engagement Letter with Rogers & Company provides that KRUG will reimburse Rogers & Company for its out-of-pocket expenses and will indemnify Rogers & Company and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement.

         Although the Opinion is attached as Annex A to the Exchange Offer, the Opinion of Rogers & Company is also available for inspection and copying at KRUG's principal executive offices during regular business hours by any interested equity security holder of KRUG or his or her duly designated representative.

                                  RISK FACTORS

Failure to Consummate the Exchange Offer

         If the Exchange Offer is not consummated, KRUG intends to proceed with its business strategy of seeking to grow by acquisitions. In pursuing its strategy and acquisitions, KRUG would likely be required to use its cash resources together with the proceeds from any debt and equity sold or issued by KRUG, some or all of which could be used to help fund such acquisitions. KRUG believes a portion of its cash resources should be retained to support current operations, but would use a substantial portion of its cash resources for acquisitions. In addition, it will likely be necessary for KRUG to incur debt for acquisitions and such debt could be on terms less favorable than the Notes. Accordingly, KRUG's debt service requirements would likely increase as a result of any such acquisition and KRUG's ability to service such debt would depend primarily on the acquired companies. Further, KRUG may issue additional equity for acquisitions which could have a dilutive effect at the current price of the Common Stock. See "Special Factors - Certain Effects of the Exchange Offer - Change in Capitalization."

Delay in Completion of the Exchange Offer

         KRUG may not consummate the Exchange Offer before qualification of the Indenture. If qualification of the Indenture is not obtained or is delayed substantially beyond the completion of the Exchange Offer, KRUG may be required to delay conclusion of or terminate the Exchange Offer. In either such event, KRUG could incur substantial additional costs.

Failure to Complete the Sale of Wyle Shares

         If KRUG is unable to complete the sale of Wyle Shares to Wyle, KRUG intends to proceed with the Exchange Offer. In such events, cash which KRUG anticipated from the sale would not be available for acquisitions and other corporate purposes. In addition, the anticipated increase in shareholders' equity as a result of the gain KRUG would realize upon the sale of Wyle Shares would not occur. Under such circumstances, KRUG's acquisition program may be impaired or delayed and stockholders' equity underlying KRUG's debt could be substantially diminished while its long-term debt would increase as a result of Notes issued pursuant to the Exchange Offer.

         In addition, as discussed under "Description of KRUG - Investment in Wyle Laboratories, Inc.," Wyle is highly leveraged and its operations in recent periods have been unprofitable. Thus, there exists a risk KRUG could realize less value or no value from its investment in Wyle if the sale of Wyle Shares to Wyle does not occur.

Repurchase of Common Stock; Future Capital Stock Transactions

         To the extent that KRUG determines it has cash resources which it could devote to repurchasing its Common Stock, KRUG may decide to repurchase shares of Common Stock, whether or not the Exchange Offer is consummated, for cash in the open market after the Exchange Offer, at such prices as it believes would be appropriate to do so. In addition, the Board may consider additional exchange offers, tender offers or other transactions which it believes provide value or liquidity to shareholders. Such transactions may include debt, equity and cash payments, and may be at prices higher than offered in this Exchange Offer. Any such repurchases of Common Stock, exchange offers, tenders offers, dividends or other capital stock activities would reduce shareholder equity and may increase debt and decrease cash resulting in less resources available to KRUG for other purposes, including for working capital and acquisitions.

Control by Officers and Directors upon Consummation of the Exchange Offer

         Upon completion of the Exchange Offer, assuming 2,500,000 shares are validly tendered and accepted, ownership of KRUG by its executive officers and directors would comprise 51.1% of the outstanding shares. Accordingly, the officers and directors would hold sufficient voting power to elect all the directors and to control the outcome of issues submitted to a vote of the shareholders. This concentration of ownership may, among other things, have the effect of delaying, deferring, or avoiding a change in control of KRUG, including transactions in which the holders of Common Stock might receive a premium for their shares over prevailing market prices or permitting a change in control, including transactions in which the holders of Common Stock might receive less than maximum value. See "Special Factors - Potential Change of Control and Conflicts of Interest."

Possible Future Change of Control Upon Consummation of the Exchange Offer

         Upon completion of the Exchange Offer, assuming less than 2,500,000 shares are validly tendered and accepted, ownership of KRUG by its executive officers and directors would comprise less than 50% of the outstanding shares. Accordingly, the future concentration of shares in the hands of shareholders other than officers and directors may give such shareholders sufficient voting power to control the outcome of issues submitted to a vote of the shareholders. Two shareholders, Dimensional Fund Advisors, Inc. and Westside Capital Partners, L.P., currently own 11.0% of the outstanding shares, and upon consummation of the Exchange Offer, assuming 1,000,000 shares are validly tendered and accepted, would own 13.8% of the outstanding shares. KRUG has been notified by another shareholder that he intends to nominate certain persons for election to the Board of Directors at the 1999 annual meeting. Upon consummation of the Exchange Offer, assuming less than 2,500,000 shares are validly tendered and accepted, shareholders other than KRUG's executive officers and directors, including Dimensional Fund Advisors, Inc. and Westside Capital Partners, L.P., may decide to vote for nominees other than those proposed by the Board.

History of Losses; Uncertainty of Future Profitability and Cash Flows

         KRUG incurred substantial operating losses for fiscal 1999 and for the first quarter of fiscal 2000. There can be no assurance that KRUG will be able to achieve profitability and positive cash flows from operations or that profitability and positive cash flows from operations, if achieved, can be sustained on an ongoing basis. Moreover, if achieved, the level of profitability or positive cash flows cannot accurately be predicted. Thus, there is a risk that KRUG will not be able to service its existing debt and, upon consummation of the Exchange Offer, the additional debt incurred as a result of the issuance of Notes. See "Special Factors Certain Effects of the Exchange Offer - Change in Capitalization."

         Upon consummation of the Exchange Offer, a greater portion of KRUG's positive cash flows, if achieved, will be required ultimately to repay the Notes. Accordingly, such portion of cash flows will not be available for acquisitions, reinvestment in the business or other uses that might benefit holders of Common Stock. See "Special Factors - Certain Effects of the Exchange Offer - Change in Capitalization."

Business Strategy; Growth by Acquisitions

         KRUG's business strategy, which has recently been modified, anticipates growth by acquisitions (which acquired companies may be incurring losses at the time of acquisition) and expansion into areas and activities not currently conducted by KRUG. Because of its limited financial and management resources, KRUG may not locate suitable acquisitions or may not be able to diversify its investments. In addition, KRUG may acquire minority interests in other companies and, in such an event, would not be able to exercise control over such companies' activities, which may result in losses on such investments. Further, KRUG may invest in startup and early stage enterprises which generate operating losses as well as carry a high risk of investment loss. See "Special Factors - Background of the Exchange Offer - Strategy," "Special Factors - Background of the Exchange Offer Acquisition Activities" and "Description of KRUG."

Management Resources

         KRUG's acquisition activities are expected to place increased demands on KRUG's resources, including, in addition to its financial resources, its management resources and personnel. These demands are expected to require the retention of current management and the Consultants, the addition of new management personnel and the development of additional expertise in areas of business conducted by acquired companies. The failure to retain current management and the Consultants, obtain effective new management personnel or to develop such expertise could have a material adverse effect on the prospects for KRUG's success.

Access to Cash; Uncertainty of Future Funding

         A substantial portion of KRUG's cash held in the United Kingdom is restricted under its U.K. debt agreements as a result of the losses incurred by the U.K. subsidiaries. If KRUG is unable to achieve positive cash flows from its U.K. operations, access cash held in the U.K. (by refinancing or otherwise) and transfer such funds to the U.S., it may be unable to make acquisitions in the U.S. and may be unable to pay the Notes at maturity. In either such case, KRUG may be required to issue additional equity securities which could result in substantial dilution to existing holders of Common Stock or incur additional debt on terms which may be unfavorable. There can be no assurance that any source of funds, whether in the form of debt or equity securities, will be available, and if available, that such funds would be provided on acceptable terms. See "Special Factors - Certain Effects of the Exchange Offer - Change in Capitalization."

Priority of Notes; Reduction in Shareholders' Equity

         The Notes will be subordinate to all present and future Senior Debt of KRUG. If KRUG is unable to service its senior debt pursuant to its terms, it may be required to restructure such debt, sell assets, or take other actions which could impair the value of the Notes or result in a default under the Indenture.

         Upon consummation of the Exchange Offer, assuming 2,500,000 shares of Common Stock are tendered and accepted (and no holders of fewer than 100 shares tendered their shares for cash), KRUG would issue Notes in the face amount of $12,500,000, and shareholders' equity would be reduced on a pro forma basis as of June 30, 1999 by approximately $2,012,000 to $4,451,000 (including the gain on the sale of Wyle Shares). Such Notes will be superior to the Common Stock (or any other equity security of KRUG which may hereafter be issued) in any reorganization or liquidation. Accordingly, following completion of the Exchange Offer, assuming the minimum number of shares are tendered and accepted, if you keep Common Stock and do not participate in the Exchange Offer (1) you will own a greater percentage of the outstanding Common Stock than prior to completion of the Exchange Offer, but (2) KRUG will have less shareholders' equity and more debt, and (3) your shares of Common Stock will rank below all debt, including the Notes, in right of payment and upon liquidation. See "Special Factors Certain Effects of the Exchange Offer - Change in Capitalization," "Description of the Notes - General," and "Description of the Notes - Subordination of Notes."

Conduct of Business Through Subsidiaries

         The Notes are exclusively general unsecured obligations of KRUG. Substantially all of KRUG's business is conducted through subsidiaries. Therefore, the cash flows available to KRUG to satisfy its indebtedness, including the Notes, are dependent upon the earnings or sales of assets of subsidiaries, and the distribution of cash to KRUG. KRUG's housewares and child safety products subsidiaries conduct all of their operations outside of the United States and are subject to foreign and U.S. regulations which may constrain such subsidiaries' ability to make distributions to KRUG. KRUG's subsidiaries have no obligation, contingent or otherwise, to make any payment on the Notes, or to make funds available therefor. Any rights of KRUG to receive assets of any subsidiary (and consequently the ability of Notes to possibly benefit therefrom) in any liquidation or reorganization of the subsidiary will be effectively subordinated to the creditors, including trade creditors, of the subsidiary. See "Description of the Notes - Subordination of Notes."

Disposition of Assets

         KRUG has considered disposing of certain operations. There can be no assurance that KRUG will dispose of any subsidiaries, or if any are disposed of, that a loss on such disposition will not result. Further, there can be no assurance that the funds received from any such disposal will be in cash, or if in cash, will be sufficient to pay the existing indebtedness of the subsidiaries, including senior bank debt, or that any funds will be available for distribution from such subsidiaries to KRUG to pay the Notes. See "Summary of the Exchange Offer," "Special Factors - Background of the Exchange Offer - Disposition and Financing Activities" and "Description of KRUG."

Trading Market for Notes

         KRUG does not intend to list the Notes on any securities exchange. Accordingly, there is no assurance that any trading market for the Notes will develop. If any such market develops, the amount of Notes outstanding, and the limited number of holders thereof, may result in only a limited trading market for such Notes. Such limitations would likely have an adverse effect on the overall liquidity and market value of the Notes. If a trading market develops, the trading market for Notes in denominations of less than $1,000 will be more limited than for Notes in denominations of $1,000 or integral multiples thereof. Thus, Notes issued in denominations of less than $1,000 would likely suffer even more diminution in trading value due to the failure of such Notes to trade. See "The Exchange Offer - Trading Market for Notes."

Trading Market for Common Stock

         Upon consummation of the Exchange Offer, fewer shares of Common Stock will be outstanding and the Common Stock may be delisted from the AMEX. Whether or not the Common Stock is delisted from the AMEX, the trading market for the Common Stock will be more limited and, as a result of the lower volume of shares outstanding and fewer holders thereof, may have an adverse effect on the market price of the Common Stock. See "The Exchange Offer - Effect of the Exchange Offer on the Market for the Common Stock; Amex Listing; Registration under the Exchange Act."

Limitations on Exercise of Warrants; Trading Market for Warrants

         The Warrants may not be exercised prior to October 1, 2000 and until KRUG has an effective registration statement with the SEC covering the shares underlying the Warrants. The Warrants expire on September 30, 2002. KRUG is not obligated to file such a registration statement until after July 15, 2000 and the Closing Price of the Common Stock is above $3.50 for 10 consecutive trading days. KRUG is obligated during the term of the Warrants to endeavor to maintain the effectiveness of such registration statement for a period of the greater of
(i) 90 days or (ii) for consecutive 60-day periods after the date the registration statement covering such Common Stock is first declared effective by the SEC so long as the Closing Price of the Common Stock continues to be above $3.50 for at least 10 consecutive trading days during each such period. The maximum number of Warrants outstanding (assuming 2,500,000 shares of Common Stock tendered and accepted) will be 625,000. Thus, if any trading market develops for the Warrants, it will probably be limited, will result in little liquidity and will likely have an adverse effect on the market price of the Warrants. See "The Exchange Offer - Trading Market for Warrants."

Product Liability and Discontinued Operations

         KRUG's European housewares and child safety segments manufacture and distribute household and child safety products which customers may allege result in injury or damage. Also, KRUG's discontinued industrial products division has incurred, and continues to incur, product liability claims relating to activities previously conducted by KRUG. KRUG currently maintains product liability insurance for its European housewares and child safety segments and for certain product liability claims arising from its discontinued U.S. operations. However, KRUG may not in the future be able to obtain liability insurance, or if obtained, such insurance may not be adequate or on acceptable terms or in sufficient amounts to protect it from claims. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" included in KRUG's Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

Economic and Business Conditions in the U.S. and Abroad

         KRUG's European housewares and child safety segments conduct all of their operations overseas. Accordingly, KRUG is dependent upon foreign economic conditions, tax laws and regulations, exchange rate fluctuations, capital distribution limitations and the local availability of skilled management and employees. Thus, there can be no assurance KRUG will achieve and sustain profitable operations in its European housewares and child safety segments or, if profitability is achieved, that KRUG will be able to distribute such profits to the United States. See "Description of KRUG - Housewares and Child Safety Segments."

Anti-Takeover Provisions

         KRUG is subject to certain provisions of the Ohio anti-takeover statute which, in general, prohibits a publicly held Ohio corporation from engaging in certain transactions with an Interested Shareholder for a period of at least 3 years after the date of the transaction or purchase by which the person became an Interested Shareholder, unless the Board of Directors, prior to the person becoming an Interested Shareholder, approves the transaction or purchase. Such transactions include, among other things, a merger, asset sale or other transaction that results in either (i) an increase in the ownership interest of, or (ii) some other financial benefit not proportionately received by all shareholders to, the Interested Shareholder. An Interested Shareholder means any person who, together with affiliates and associates, owns or can control 10% of the voting power of the corporation.

         KRUG's Amended Articles of Incorporation authorize two million shares of preferred stock, the rights, preferences, qualifications, limitations and restrictions on which may be fixed by the Board of Directors without any further vote or action by the shareholders. The issuance of shares of preferred stock and the terms thereof could have the effect of diluting the Common Stock or reducing working capital that would otherwise be available to KRUG.

         KRUG's Code of Regulations also provides for a classified Board of Directors, with directors divided into two classes serving staggered terms. The Board of Directors has the authority to modify the classes, provided the number of Directors is not more than eight or less than six. The Board of Directors determined at its meeting on August 9, 1999 to restructure the Board of Directors and fix the number of Directors in each class at three and hold open two seats to which it may appoint additional directors at any time.

         In addition, KRUG's Stock Option Plan generally provides for the acceleration of options granted under such plan in the event of certain transactions which result in a change of control of KRUG, and the Board of Directors may reduce the exercise price of KRUG's outstanding Warrants at any time. Further, Mr. Thornton's employment agreement provides for severance benefits in the event of certain transactions which result in a change of control in KRUG.

         These factors may have the effect of increasing the cost of, delaying, or preventing a change of control of KRUG without action by the shareholders, and therefore, could adversely affect the price of the Common Stock.
See "Ohio Law and Certain Charter Provisions."

                               DESCRIPTION OF KRUG

         KRUG, an Ohio corporation organized in June 1959, currently manufactures and distributes through its subsidiaries housewares and child safety products, primarily in the United Kingdom, with operations in several western European countries.

         In addition, KRUG owns approximately 38% of the equity of Wyle, a company which merged in March 1998 with KRUG's two subsidiaries which previously comprised its life sciences and engineering ("LS&E") segment. Wyle operates testing facilities and provides engineering and life sciences support services to commercial and government customers, primarily in the United States. KRUG has reached an agreement in principle to sell its Series A Preferred Stock in Wyle, which comprises a substantial portion of its investment in Wyle, to Wyle for $4,000,000. The sale is conditioned upon Wyle modifying certain terms of the Series B Preferred Stock and stock options currently held and to be retained by KRUG and further is subject to Wyle's ability to obtain funding for the purchase of KRUG's Series A shares and for substantially all equity held by other non-employee stockholders. The transaction is also subject to the negotiation of definitive agreements with KRUG and the other selling stockholders and certain other conditions. Assuming the transaction is effected, KRUG expects to report an after tax gain of approximately $3,110,000 from the sale, in its second fiscal quarter.

         Certain information concerning the business segments for the fiscal years ended March 31, 1999, 1998 and 1997 and the quarter ended June 30, 1999 is set forth at Note 13 of the Notes to Consolidated Financial Statements of KRUG contained in KRUG's Annual Report on Form 10-K for the year ended March 31, 1999, and in Management's Discussion and Analysis of Financial Condition and Results of Operations contained in KRUG's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated herein by reference.

         KRUG's objective is to increase shareholder value by the investment in and management of businesses which offer growth opportunities. KRUG evaluates its operating subsidiaries for growth potential and seeks acquisition opportunities for the profitable employment of capital. KRUG's goal for acquisitions is to acquire new businesses which it believes present an opportunity for increased value without regard to current profitability. KRUG currently intends to direct its long-term acquisition strategy towards companies in the healthcare and technology areas, as broadly defined. KRUG believes heavy regulation, cost consciousness and consumer empowerment are leading to the convergence of healthcare, technology and safety products, especially products and services which promote wellness, reduce injury or illness, and increase efficiency.

         KRUG's strategy will not be confined to any sector of the healthcare and technology areas, but will encompass sectors KRUG believes have an opportunity to participate in future growth. KRUG's initial strategic focus is expected to be deliberately broad but may narrow as acquisition opportunities increase.

         In the short-term, KRUG will seek and evaluate acquisitions without regard to industry or profitability which it believes provide meaningful U.S. operations and an opportunity to achieve cashflow.

         KRUG considers, from time to time, the disposition of any subsidiary or affiliate when it believes the subsidiary or affiliate no longer offers suitable opportunities for growth or profitability, or when KRUG believes better opportunities for utilization of KRUG's capital would be provided by the disposition of such subsidiary or affiliate.

Housewares and Child Safety Segments

         Bradley International Holdings Limited, a subsidiary of KRUG International (UK) Ltd., operates KRUG's housewares and child safety segments (collectively "Bradley"). The housewares segment is comprised of the Beldray Limited ("Beldray") and Hago Products Limited ("Hago") subsidiaries which manufacture and sell consumer durable products, including ironing tables, household ladders, rotary dryers, indoor airers, garden equipment and child safety gates and accessories under the "Beldray," "Hago" and "Dennison" names as well as private labels. Beldray is a long-established name in household laundry products which management believes has significant recognition among the buying public throughout the U.K. and, together with Hago, which was acquired in October 1996, manufactures and sells child safety gates and accessories under the KiddiProof(R) tradename. Customers include do-it-yourself retailers, supermarkets, mail order catalogs, wholesalers and department stores, primarily in the U.K. and Ireland. The child safety segment is comprised of Klippan Limited ("Klippan"), which was acquired by Bradley on October 2, 1997. Klippan manufactures children's automobile safety seats in the U.K. and Finland which are sold under various proprietary brand names and private labels with sales operations in the U.K., France, Germany and Sweden. Management believes Klippan is a significant brand in the United Kingdom and Scandinavia.

         The housewares and child safety segments order backlogs are typically less than one month's sales. The segments' primary competitors are manufacturing companies, some of which are larger and have more resources than Bradley, and compete with Bradley on the basis of product quality, speed and reliability of delivery, and price.

         Over the past three years, Bradley has expanded its product offerings to include child safety gates and children's automobile safety seats through its acquisitions of Hago and Klippan. During fiscal 1998, Bradley reorganized its manufacturing capability by moving the Hago manufacturing operations into Beldray's manufacturing facility. In addition, Klippan, concurrent with its acquisition by Bradley, initiated a comprehensive product redevelopment program for its children's automobile safety seats which resulted in the offering of new and redesigned models in the third quarter of fiscal 1999. The Bradley subsidiaries have also upgraded their information technology, reorganized their European sales offices and added management in connection with and in anticipation of expanded operations in Western Europe and possible future acquisitions. Management's operating strategy for Bradley is to continue to improve its manufacturing operations, reduce its costs, strengthen its management team and broaden its customer base and geographic distribution, and believes such improvements offer Bradley an opportunity to maintain and enhance its competitive position.

Investment in Wyle Laboratories, Inc.

         On March 16, 1998, KRUG merged its life sciences and engineering subsidiaries into Wyle for approximately 38% of Wyle's equity, a cash payment of $3,052,000 and the assumption of approximately $3,300,000 of working capital debt of such subsidiaries.

          Wyle is a U.S. company headquartered in El Segundo, California, with other major facilities located in Alabama, Florida, Ohio, Texas and Virginia. Wyle is a scientific, engineering and management concern that primarily supports the following industries: aerospace and defense, electronics, energy, telecommunications and transportation. Wyle's range of products and services spans eight major areas of expertise: acoustic research and consulting, environmental remediation, life sciences, nuclear services, special test systems, specialty manufacturing, support services and testing services. Wyle employs approximately 1,300 people at eleven U.S. facilities.

         Wyle is highly leveraged and its operations in recent periods have been unprofitable. KRUG's objective is to sell its investment in Wyle pursuant to the agreement in principle discussed above. Should the sale not occur, Wyle's operations continue to be unprofitable, and Wyle be unable to reduce its debt (including by assets sales) or refinance its debt to provide lower debt service requirements and achievable financial covenants, KRUG believes there exists a risk that KRUG would be unable to find another buyer for and could realize no value from its approximately 38% equity interest in Wyle. The book value of KRUG's investment in Wyle at June 30, 1999 is zero.

Sale of Leisure Marine Segment

         Sowester Limited ("Sowester"), a subsidiary of KRUG International (U.K.) Ltd. until its sale to a group headed by its managing director and finance director on April 16, 1998, is located in the port of Poole, Dorset, England, and distributes sail and power boat equipment and personal watercraft to the leisure marine market. During fiscal 1998, KRUG concluded that Sowester's dependence on a limited number of suppliers and the local nature of the leisure marine business in Europe would limit Sowester's ability to achieve KRUG's growth and profit objectives and sold Sowester to the management group for approximately $8,900,000 in cash and the assumption of approximately $6,100,000 of the subsidiary's debt.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Common Stock is currently listed on the AMEX under the symbol "KRG." The closing price of the Common Stock on the AMEX on August 19, 1999, was $1.63. As of August 13, 1999, KRUG had approximately 905 shareholders of record. The following table sets forth, for the fiscal periods indicated, the high and low prices of the Common Stock reported on the AMEX Composite Tape.

-------------------------------------------------------------------------------------------------------------
                                                                                 SALES PRICE
                                                                         LOW                   HIGH
-------------------------------------------------------------------------------------------------------------
1997:
    First Quarter.........................................              $3.25                 $5.75
    Second Quarter........................................               4.50                  5.25
    Third Quarter.........................................               4.13                  4.88
    Fourth Quarter........................................               4.75                  6.88
-------------------------------------------------------------------------------------------------------------
1998:
    First Quarter.........................................               4.63                  6.13
    Second Quarter........................................               5.00                  6.25
    Third Quarter.........................................               5.50                  7.63
    Fourth Quarter........................................               5.00                  6.13
-------------------------------------------------------------------------------------------------------------
1999:
    First Quarter.........................................               5.25                  6.50
    Second Quarter........................................               2.88                  5.44
    Third Quarter.........................................               1.56                  2.94
    Fourth Quarter........................................               1.19                  1.94
-------------------------------------------------------------------------------------------------------------
2000:
    First Quarter.........................................               1.25                  1.88
    Second Quarter (through August 13, 1999)..............               1.25                  1.88
-------------------------------------------------------------------------------------------------------------


         No cash dividends were declared during any quarter of fiscal 2000, 1999, 1998 and 1997. As a result of KRUG's operating losses and restrictions which will be contained in the Indenture, KRUG's ability to pay cash dividends in the foreseeable future will be limited.

                           REPURCHASES OF COMMON STOCK

         In April 1998, the Board of Directors authorized the purchase from time to time for cash in the open market of up to 200,000 shares of Common Stock at management's discretion. In August 1998, the Board of Directors authorized the purchase of an additional 100,000 shares. KRUG has purchased and retired 278,700 shares of Common Stock to date. No such shares of Common Stock will be purchased by KRUG during the pendency of the Exchange Offer or until ten business days following the expiration or termination of the Exchange Offer.

         KRUG has repurchased Common Stock since March 31, 1997, as follows:


    ------------------------------------------------------------------------------------------------
                                                             Price Range    Average Purchase
                                        Number of Shares      Per Share     Price Per Share
    ------------------------------------------------------------------------------------------------
    1998:
       First Quarter................               --            --                   --
       Second Quarter...............               --            --                   --
       Third Quarter................               --            --                   --
       Fourth Quarter...............               --            --                   --
    ------------------------------------------------------------------------------------------------
    1999:
       First Quarter................            159,600     $5.25 - $6.00           $5.52
       Second Quarter...............            119,100     $3.69 - $5.25           $4.05
       Third Quarter................               --            --                   --
       Fourth Quarter...............               --            --                   --
    ------------------------------------------------------------------------------------------------
    2000:
       First Quarter ...............               --            --                   --
       Second Quarter (through
       August 13, 1999) ............               --            --                   --
    ------------------------------------------------------------------------------------------------


         Based upon KRUG's records and upon information provided to KRUG by its directors, executive officers and affiliates, neither KRUG nor any of its subsidiaries nor, to the best of KRUG's knowledge, any of the directors or executive officers of KRUG or its subsidiaries, nor any associates of any of the foregoing, has effected any transactions in the Common Stock during the 60-business-day period prior to the date hereof.

                          SUMMARY FINANCIAL INFORMATION

         The following table sets forth data regarding KRUG's historical and pro forma consolidated operating results and financial position. This data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements included in KRUG's 1999 Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. Copies of such documents are available as described in "Incorporation of Certain Documents by Reference."


                                                            Historical                                         Pro Forma
                             --------------------------------------------------------------------    -------------------------------
                                          Fiscal Year Ended                 Fiscal Quarter Ended      Fiscal Year     Fiscal Quarter
                                              March 31,                           June 30,           Ended March 31   Ended June 30,
                                 1999           1998          1997          1999            1998        1999 (a)         1999 (a)
                             -------------------------------------------------------------------------------------------------------
                                                                                (unaudited)                   (unaudited)
CONSOLIDATED
 STATEMENTS OF
 EARNINGS DATA

Total Revenues                  $ 50,295       $ 93,694       $83,081      $ 11,428       $ 11,744       $ 50,295       $ 11,428
                             =======================================================================================================

Earnings (Loss) from
    Continuing Operations       $ (9,000)      $   (705)      $ 1,062      $   (593)      $ (1,234)      $ (9,859)      $   (764)
                             =======================================================================================================

Earnings (Loss) from
    Continuing Operations
    per Common Share:
          Basic                 $  (1.78)      $  (0.14)      $  0.21      $  (0.12)      $  (0.24)      $  (3.87)      $  (0.31)
                             =======================================================================================================

          Diluted               $  (1.78)      $  (0.14)      $  0.20      $  (0.12)      $  (0.24)      $  (3.87)      $  (0.31)
                             =======================================================================================================

Weighted Average
     Common Shares
     Outstanding:
          Basic                    5,049          5,168         5,135         4,978          5,215          2,549          2,478
                             =======================================================================================================
          Diluted                  5,049          5,168         5,193         4,978          5,215          2,549          2,478
                             =======================================================================================================

Ratio of Earnings
     to Fixed Charges  (b)            (c)          1.02          2.34            (c)            (c)            (c)            (c)
                             =======================================================================================================

CONSOLIDATED
    BALANCE SHEETS
    DATA (AT END
    OF PERIOD)

Total Assets                    $ 29,742       $ 39,579       $41,085      $ 25,536       $ 36,957       $ 33,432       $ 29,226
Long-term Debt                  $  6,278       $  6,703       $ 8,331      $  5,902       $  7,314       $ 11,150       $ 10,774
Shareholders' Equity            $  7,480       $ 18,099       $17,960      $  6,463       $ 16,477       $  5,468       $  4,451
Common Shares
    Outstanding                    4,978          5,199         5,151         4,978          5,097          2,478          2,478
Book Value per
    Common Share                $   1.50       $   3.48       $  3.49      $   1.30       $   3.23       $   2.21       $   1.80



           The financial information is expressed in thousands, except for per share amounts and ratios.

(a) As if the Exchange Offer and the sale of the Wyle Shares had been consummated at April 1, 1998, assuming that 2,500 shares of Common Stock were exchanged for $12,500 face amount of Notes and 625 Warrants and that expenses of the Exchange Offer total $250.

(b) For purposes of calculating this ratio, earnings include income (loss) from continuing operations before income taxes adjusted to reflect the exclusion of the equity in the loss of Wyle and the addback of fixed charges (interest expense and an estimate of interest within rental expense).

(c) Fixed charges exceeded earnings by $7,085 for the fiscal year ended March 31, 1999, by $572 for the quarter ended June 30,1999 and by $1,176 for the quarter ended June 30, 1998. Pro forma fixed charges exceeded earnings by $7,944 for the fiscal year ended March 31, 1999 and by $743 for the quarter ended June 30, 1999.

                                 CAPITALIZATION
                                   (UNAUDITED)

         The following table sets forth, as of June 30, 1999, the capitalization of KRUG and the adjusted pro forma capitalization of KRUG giving effect to the Exchange Offer and the sale of Wyle Shares as if they occurred at June 30, 1999. This data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements included in KRUG's 1999 Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, copies of which are available as described in "Incorporation of Certain Documents by Reference."

                                                                   JUNE 30, 1999
                                                        -------------------------------------
                                                          ACTUAL                 PRO FORMA (a)
                                                        -------------------------------------
LONG-TERM DEBT:
     U.K. Variable Rate Loan                            $    3,017                 $   3,017
     U.K. Term Loan                                          1,498                     1,498
     Capital Leases                                          1,004                     1,004
     Finland Loan                                              254                       254
     Other                                                     129                       129
     Senior Subordinated Zero Coupon Notes                       -                     4,872
                                                        -------------------------------------
        TOTAL LONG-TERM DEBT                            $    5,902                 $  10,774
                                                        -------------------------------------

SHAREHOLDERS' EQUITY:
     Common Shares, no par value,
        4,977,530 issued and outstanding
        before Exchange Offer                           $    2,489                 $   1,239
     Additional Paid-in Capital                              3,605                         -
     Retained Earnings                                         997                     3,840
     Accumulated Other Comprehensive Loss                     (628)                     (628)
                                                        -------------------------------------
        TOTAL SHAREHOLDERS' EQUITY                      $    6,463                 $   4,451
                                                        -------------------------------------

        TOTAL CAPITALIZATION                            $   12,365                 $  15,225
                                                        =====================================



(a) Includes pro forma adjustments for the effect of the Exchange Offer and the sale of Wyle Shares. Assumes that 2,500,000 shares of Common Stock are tendered and accepted in exchange for $12,500 face amount of Notes (recorded based on a discount rate of 12-1/2 %, for a recorded amount of $4,872) and 625,000 Warrants and that expenses of the Exchange Offer total $250. No payments to holders of less than 100 shares have been assumed. Also includes sale of Wyle Shares for $4,000 and an after tax gain of $3,110.

          The financial information is expressed in thousands, except for the share and warrant amounts.

                             PRO FORMA BALANCE SHEET
                                 MARCH 31, 1999
                                   (UNAUDITED)

         The following pro forma balance sheet reflects the exchange of 2,500,000 shares of Common Stock for $12,500 of Senior Subordinated Zero Coupon Notes and 625,000 Warrants and the sale of the Wyle Shares as if they occurred at March 31, 1999. No payments to holders of less than 100 shares have been assumed. This pro forma information should be read in conjunction with the pro forma statements of earnings for the fiscal year ended March 31, 1999 and notes thereto, and the financial statements and notes contained in KRUG's Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated herein by reference.

                                                AS           EXCHANGE         SALE OF WYLE           AS
                                             REPORTED          OFFER             SHARES            ADJUSTED
                                             ---------------------------------------------------------------
Current Assets:
Cash and cash equivalents,
     including restricted cash               $  9,321       $  (250) (1)       $3,940 (3)          $ 13,011
Receivables, net                                7,174                                                 7,174
Inventories                                     4,959                                                 4,959
Prepaid expenses and other                        778                                                   778
                                             ---------------------------------------------------------------
Total Current Assets                           22,232          (250)            3,940                25,922

Property, Plant and Equipment, net              5,928                                                 5,928
Other Long-term Assets                          1,582                                                 1,582
                                             ---------------------------------------------------------------
Total Assets                                 $ 29,742       $  (250)           $3,940              $ 33,432
                                             ===============================================================

Current Liabilities:
Accounts payable                             $ 10,129       $     -            $    -              $ 10,129
Other current liabilities                      10,291                             830 (4)            11,121
                                             ---------------------------------------------------------------
Total Current Liabilities                      20,420             -               830                21,250

Long-term Debt                                    931                                                   931
Senior Subordinated Notes                                     4,872  (2)                              4,872
Net Non-current Liabilities of
     Discontinued Operations                      911                                                   911
Shareholders' Equity:
Common shares                                   2,628        (1,250) (2)                              1,378
Additional paid-in capital                      4,829        (3,622) (2)                              1,207
Retained earnings                               1,589          (250) (1)        3,110 (5)             4,449
Treasury shares at cost                        (1,363)                                               (1,363)
Accumulated other comprehensive loss             (203)                                                 (203)
                                             ---------------------------------------------------------------
Total Shareholders' Equity                      7,480        (5,122)            3,110                 5,468
                                             ---------------------------------------------------------------
Total Liabilities and Shareholders' Equity   $ 29,742       $  (250)           $3,940              $ 33,432
                                             ===============================================================


         The financial information is expressed in thousands, except for the share and warrant amounts.

(1)      Expenses of $250 incurred and expensed for Exchange Offer.
(2) 2,500,000 shares are tendered for $12,500 face amount (recorded based on a discount rate of 12-1/2%, for a recorded amount of $4,872) of Senior Subordinated Zero Coupon Notes.
(3)      Cash received for Wyle Shares less expenses of $60.
(4)      Tax liability from gain on sale of Wyle Shares.
(5)      After tax gain on sale of Wyle Shares.

                             PRO FORMA BALANCE SHEET
                                  JUNE 30, 1999
                                   (UNAUDITED)

         The following pro forma balance sheet reflects the exchange of 2,500,000 shares of Common Stock for $12,500 of Senior Subordinated Zero Coupon Notes and 625,000 Warrants and the sale of the Wyle Shares as if they occurred at June 30, 1999. No payments to holders of less than 100 shares have been assumed. The pro forma information should be read in conjunction with the pro forma statements of earnings for the quarter ended June 30, 1999 and notes thereto, and the financial statements and notes contained in KRUG's Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated herein by reference.

                                                 AS            EXCHANGE             SALE OF WYLE           AS
                                              REPORTED           OFFER                 SHARES           ADJUSTED
                                              ------------------------------------------------------------------

Current Assets:
Cash and cash equivalents,
     including restricted cash                 $  6,645        $  (250)(1)          $ 3,940 (3)         $ 10,335
Receivables, net                                  6,020                                                    6,020
Inventories                                       4,722                                                    4,722
Prepaid expenses and other                          948                                                      948
                                              ------------------------------------------------------------------
Total Current Assets                             18,335           (250)               3,940               22,025

Property, Plant and Equipment, net                5,678                                                    5,678
Other Long-term Assets                            1,523                                                    1,523
                                              ------------------------------------------------------------------
Total Assets                                   $ 25,536        $  (250)             $ 3,940             $ 29,226
                                              ==================================================================

Current Liabilities:
Accounts payable                               $  7,671        $     -              $     -             $  7,671
Other current liabilities                         9,606                                 830 (4)           10,436
                                              ------------------------------------------------------------------
Total Current Liabilities                        17,277              -                  830               18,107

Long-term Debt                                      900                                                      900
Subordinated Debt                                                4,872 (2)                                 4,872
Net Non-current Liabilities of
     Discontinued Operations                        896                                                      896
Shareholders' Equity:
Common shares                                     2,489         (1,250)(2)                                 1,239
Additional paid-in capital                        3,605         (3,605)(2)                                     -
Retained earnings                                   997           (267)(1)(2)         3,110 (5)            3,840
Accumulated other comprehensive loss               (628)                                                    (628)
                                              ------------------------------------------------------------------
Total Shareholders' Equity                        6,463         (5,122)               3,110                4,451
                                              ------------------------------------------------------------------

Total Liabilities and Shareholders' Equity     $ 25,536        $  (250)             $ 3,940             $ 29,226
                                              ==================================================================


          The financial information is expressed in thousands, except for the share and warrant amounts.

(1)      Expenses of $250 incurred and expensed for Exchange Offer.
(2) 2,500,000 shares are tendered for $12,500 face amount (recorded based on a discount rate of 12-1/2%, for a recorded amount of $4,872) of Senior Subordinated Zero Coupon Notes.
(3)      Cash received for Wyle Shares less expenses of $60.
(4)      Tax liability from gain on sale of Wyle Shares.
(5)      After tax gain on sale of Wyle Shares.

                         PRO FORMA STATEMENT OF EARNINGS
                                   (UNAUDITED)

         The following pro forma statement of earnings reflects the exchange of 2,500,000 shares of Common Stock for $12,500 of Senior Subordinated Zero Coupon Notes and 625,000 Warrants as if it had occurred at April 1, 1998. This pro forma information should be read in conjunction with the pro forma balance sheet at March 31, 1999 and notes thereto. It should also be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements contained in KRUG's Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated herein by reference.



                                                          YEAR ENDED MARCH 31, 1999
                                                  ------------------------------------------------
                                                     AS              EXCHANGE               AS
                                                  REPORTED             OFFER             ADJUSTED
                                                  ------------------------------------------------
Revenues                                          $  50,295          $     -             $ 50,295

Cost of goods sold                                   47,322                                47,322
Selling and administrative expenses                   8,487              250 (1)            8,737
Restructuring and impairment charges                  1,727                                 1,727
Interest income                                         532

Interest expense                                        447              609 (2)            1,056

Equity in loss of Wyle                                  123                                   123

Other income - net                                      175                                   175
                                                  -----------------------------------------------
Loss From Continuing Operations
      Before Income Taxes                            (7,104)            (859)              (7,963)

Income Taxes                                          1,896                                 1,896
                                                  -----------------------------------------------

Loss From Continuing Operations                   $  (9,000)         $  (859)            $ (9,859)
                                                  ===============================================

Loss Per Share from Continuing
      Operations:
          Basic                                   $   (1.78)                             $  (3.87)
                                                  =========                      ================
          Diluted                                 $   (1.78)                             $  (3.87)
                                                  =========                      ================

Weighted Average Common Shares
      Outstanding (in thousands):
          Basic                                       5,049           (2,500) (3)           2,549
                                                  ===============================================
          Diluted                                     5,049           (2,500) (3)           2,549
                                                  ===============================================


     The financial information is expressed in thousands, except for the share, per share and warrant amounts.

(1)      Expenses of $250 incurred and expensed for Exchange Offer.
(2)      Imputed interest expense at a rate of 12-1/2% on Notes.
(3)      Retirement of shares acquired in Exchange Offer.

                         PRO FORMA STATEMENT OF EARNINGS
                                   (UNAUDITED)

         The following pro forma statement of earnings reflect the exchange of 2,500,000 shares of Common Stock for $12,500 of Senior Subordinated Zero Coupon Notes and 625,000 Warrants as if it had occurred at April 1, 1998. This pro forma information should be read in conjunction with the pro forma balance sheet at June 30, 1999 and notes thereto. It should also be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements contained in KRUG's Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated herein by reference.


                                                     QUARTER ENDED JUNE 30, 1999
                                                -------------------------------------------
                                                  AS               EXCHANGE           AS
                                                EPORTED              OFFER         ADJUSTED
                                                -------------------------------------------
Revenues                                        $ 11,428          $    -           $ 11,428

Cost of goods sold                                 9,970                              9,970
Selling and administrative expenses                1,807                              1,807
Restructuring charges                                222                                222
Interest income                                       82                                 82
Interest expense                                      57             171 (1)            228
Equity in loss of Wyle
Other income - net                                     1                                  1
                                                -------------------------------------------
Loss From Continuing Operations
       Before Income Taxes                          (545)           (171)              (716)

Income Taxes                                          48                                 48
                                                -------------------------------------------

Loss From Continuing Operations                 $   (593)         $ (171)          $   (764)
                                                ===========================================

Loss Per Share from Continuing
       Operations:
             Basic                              $  (0.12)                          $  (0.31)
                                                ========                          ========
             Diluted                            $  (0.12)                          $  (0.31)
                                                ========                          =========

Weighted Average Common Shares
       Oustanding (in thousands):
             Basic                                 4,978          (2,500)(2)          2,478
                                                ===========================================
             Diluted                               4,978          (2,500)(2)          2,478
                                                ===========================================


         The financial information is expressed in thousands, except for the share, per share and warrant amounts.

(1)      Imputed interest expense at a rate of 12-1/2% on Notes.
(2)      Retirement of shares acquired in Exchange Offer.

                  OWNERSHIP OF SECURITIES BY CERTAIN BENEFICIAL
                         OWNERS, DIRECTORS AND OFFICERS

         The following table sets forth information as of August 13, 1999, with respect to the beneficial ownership of the Common Stock by (i) each person known to KRUG who beneficially owns more than 5% of any class of voting securities of KRUG, (ii) each director of KRUG, (iii) KRUG's Chief Executive Officer, and (iv) all directors and executive officers of KRUG as a group.


------------------------------------ -------------------------- ------------------ ------------------------- ------------------
                                                                                        Common Shares
                                                                                    Beneficially Owned as
                                           Common Shares                              of August 13, 1999
                                     Beneficially Owned as of                         assuming 2,500,000
               Name                     August 13, 1999 (1)      % of Class (1)      Shares Tendered (2)      % of Class (3)
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
Robert M. Thornton, Jr. (4)                    176,024                 3.5                  176,024                 7.0
    Director, Chairman of the
    Board, President, Chief
    Executive Officer and Chief
    Financial Officer
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
Karen B. Brenner (5)                           827,348                16.3                  827,348                32.0
    Director
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
T. Wayne Holt (6)                               21,883                (13)                   21,883                (13)
    Director
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
James J. Mulligan (7)                           32,085                (13)                   32,085                 1.3
    Director and Secretary
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
Howard E. Turner (8)                           136,337                 2.7                  136,337                 5.5
    Director
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
Ronald J. Vannuki (9)                          190,875                 3.7                  190,875                 7.3
    Director
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
Fortuna Group (10)                           1,018,223                19.4                1,018,223                37.2
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
Dimensional Fund                               272,949                 5.5                  272,949                11.0
    Advisors, Inc. (11)
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
Westside Capital                               275,700                 5.5                  275,700                11.1
    Partners, L.P. (12)
------------------------------------ -------------------------- ------------------ ------------------------- ------------------
All Executive Officers                       1,442,570                27.1                1,442,570                51.1
    and directors as a group
    (9 persons) (14)
------------------------------------ -------------------------- ------------------ ------------------------- ------------------


(1) These columns show the number of Common Shares beneficially owned as of August 13, 1999, as confirmed by each beneficial owner, and the percentage of class represented thereby, and includes, where applicable, shares owned by members of the individual's household. Unless otherwise indicated, each individual has voting power and investment power which are exercisable solely by such individual or are shared by such individual with members of his or her household.

(2) This column shows the number of Common Shares of KRUG which would be beneficially owned upon completion of the Exchange Offer, assuming 2,500,000 shares are tendered and accepted, and after giving effect to shares the beneficial owner has confirmed to KRUG it intends to exchange in the Exchange Offer. The officers and directors in this table all have confirmed to KRUG that they do not intend to exchange any shares in the Exchange Offer.

(3) This column shows the percent of Common Stock which would be owned by the beneficial owner upon completion of the Exchange Offer, assuming 2,500,000 shares are tendered and accepted, and after giving effect to shares the beneficial owner has confirmed to KRUG it intends to exchange in the Exchange Offer. The officers and directors in this table all have confirmed to KRUG that they do not intend to exchange any shares in the Exchange Offer.

(4)      Includes 37,540 shares that may be acquired upon exercise of warrants.

(5) Includes 815,228 shares (which includes 110,882 shares which may be acquired upon the exercise of warrants) over which Ms. Brenner, as a registered investment advisor and sole shareholder of Fortuna Advisors, Inc., has shared investment power.

(6) Includes 5,952 shares that may be acquired upon the exercise of warrants.

(7) Includes 5,380 shares that may be acquired upon the exercise of warrants.

(8) Includes 12,685 shares that may be acquired upon the exercise of warrants.

(9) Includes 190,875 shares (which includes 151,557 shares which may be acquired upon the exercise of warrants) beneficially owned by Fortuna Investment Partners, L.P., of which Mr. Vannuki is the president of its general partner.

(10) As reported on Schedule 13D filed April 1, 1999 by the Fortuna Group, which includes, among others, Ms. Brenner and Mr. Vannuki.

(11) As reported on Schedule 13G filed by Dimensional Fund Advisors, Inc., dated February 11, 1999.

(12) As reported on Schedule 13D filed by Westside Capital Partners, L.P. dated July 6, 1999.

(13)     Less than 1%.

(14) Includes 343,889 shares that may be acquired upon the exercise of stock options and warrants.

                          PURPOSE OF THE EXCHANGE OFFER

         The Exchange Offer is designed to allow each shareholder the opportunity to restructure his or her investment in line with his or her personal investment objectives. By means of the Exchange Offer, KRUG is giving shareholders a choice of (i) exchanging (in whole or part, depending on the number of shares of Common Stock tendered) their investment in the Common Stock for a debt obligation to KRUG in the form of the Notes, while also retaining an opportunity to reinvest in the Common Stock in the future, pursuant to the terms of the Warrants, (ii) retaining all their shares of Common Stock, thus increasing such shareholders' proportionate interest in the common equity of KRUG following completion of the Exchange Offer, or (iii) some combination of
(i) and (ii). Alternatively, if a shareholder holds less than 100 shares, such shareholder may elect to sell his or her investment in Common Stock to KRUG for cash.

         Any shares of Common Stock acquired by KRUG pursuant to the Exchange Offer will be cancelled and retired and will resume the status of authorized but unissued Common Stock and will be available for future reissuance. Such Common Stock would be available for use by KRUG, without further shareholder authorization (except as required by applicable law), for general or other corporate purposes, including stock splits or dividends, acquisitions, sales to a third party or parties, or issuance of options, rights and warrants to purchase Common Stock. Except for outstanding stock options and future grants of stock options, KRUG has no present commitment or plan to use any authorized but unissued Common Stock, or Common Stock held as treasury shares, for any such purpose.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer; Number of Shares of Common Stock; Proration

         KRUG offers to purchase up to 2,500,000 shares of its Common Stock, by exchanging for each share (i) $5 principal amount of the Notes and (ii) one-fourth of a Warrant. Each Warrant entitles the holder to purchase one share of Common Stock for $3.875 beginning October 1, 2000 through September 30, 2002. Alternatively, if you hold fewer than 100 shares of Common Stock as of August 13,1999, instead of participating in the Exchange Offer, you may elect to tender all of your shares in exchange for a cash payment of $2.00 per share. The Exchange Offer applies only to shares of Common Stock validly tendered and not properly withdrawn. The Exchange Offer is subject to the terms and conditions set forth in this Offering Circular and in the related Letter of Transmittal.

         On August 13, 1999, there were 4,977,530 shares of Common Stock outstanding.

         The Warrants may not be exercised prior to October 1, 2000. The Warrants may be exercised on or after October 1, 2000 through September 30, 2002, only when a registration statement covering the Common Stock issuable upon exercise of the Warrants is effective with the SEC. KRUG has the obligation to register with the SEC the Common Stock issuable upon exercise of the Warrants as promptly as practicable after July 15, 2000, once the Closing Price per share of the Common Stock is above $3.50 for 10 consecutive trading days1. KRUG is obligated during the term of the Warrants to endeavor to maintain the effectiveness of such registration statement for a period of the greater of (i) 90 days or (ii) for consecutive 60-day periods after the date the registration statement covering such Common Stock is first declared effective by the SEC so long as the Closing Price of the Common Stock continues to be above $3.50 for at least 10 consecutive trading days during each such period.

         The Exchange Offer is conditioned, among other things, upon a minimum of 1,000,000 shares of the Common Stock being tendered and accepted.

         The Exchange Offer will expire at 12:00 midnight, Atlanta, Georgia time, on the Expiration Date. See "The Exchange Offer - Expiration and Extension of Tender Period; Termination; Amendment."

         Shareholders who wish to exchange shares of Common Stock for Exchange Consideration and who validly tender certificates of Common Stock to the Exchange and Information Agent or validly tender shares of Common Stock by complying with the book-entry transfer procedures described below and, in each case, who furnish the Letter of Transmittal and any other required documents to the Exchange and Information Agent, will have notes and certificates for the Exchange Consideration mailed to them by First Union National Bank, as Exchange and Information Agent, promptly after the tender is accepted by KRUG. Subject to the terms and conditions of the Exchange Offer, properly tendered shares of Common Stock will be accepted on or promptly after the Expiration Date. Subject to the applicable rules of the SEC, KRUG, however, reserves the right to delay acceptance of tendered shares upon the occurrence of any of the conditions set forth below under the caption "Certain Conditions of the Exchange Offer." KRUG confirms that its reservation of the right to delay acceptance of tendered shares is subject to the provisions of Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

         KRUG is not obligated to accept for exchange more than 2,500,000 nor fewer than 1,000,000 shares of Common Stock. In the case of oversubscription, Common Stock properly tendered and not withdrawn will be accepted on a pro rata basis, in conformity with Rule 13e-4 of the Exchange Act. Fractional Exchange Consideration will be issued.



-------------------------
1. The "Closing Price" of the Common Stock shall mean (i) the closing price of the Common Stock on the applicable day(s) on the American Stock Exchange or such other national securities exchange, or The Nasdaq Stock Market ("NASDAQ National Market"), whichever is the principal market on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day(s) on such exchange or the NASDAQ National Market, as the case may be, the highest reported closing bid price on such day(s) as officially quoted on such exchange or the NASDAQ National Market, as the case may be, (iii) if the Common Stock is not then listed or admitted to trading on any such securities exchange or the NASDAQ National Market, as the case may be, the highest reported closing bid on such day(s) in the over-the-counter market, as furnished by the NASDAQ system,
(iv) if such corporation at the time is not engaged in the business of reporting such prices, such price as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, such price as furnished by any nationally recognized member of the NASD selected by KRUG which is independent of KRUG. The "Closing Price" shall mean the referenced prices on a "regular way" basis, i.e., priced exclusive of any dividends.

         In the event of proration, because of the difficulty of determining the precise number of shares of Common Stock validly tendered and not withdrawn, KRUG does not expect to be able to announce the final proration factor until at least five AMEX trading days after the Expiration Date.

         KRUG's obligation to consummate the offer to holders of less than 100 shares to purchase their shares for cash is contingent upon the tender of no more than 30,000 shares tendered in the aggregate from all shareholders who hold less than 100 shares.

         This Offering Circular and the related Letter of Transmittal will be mailed to record holders of Common Stock as of August 20, 1999 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's position listing for subsequent transmittal to beneficial owners of Common Stock.

No Appraisal Rights

         Shareholders are not entitled to appraisal rights under Ohio law if they object to the Exchange Offer.

Effect of the Exchange Offer on the Market for the Common Stock; AMEX Listing; Registration under the Exchange Act

         The Common Stock is currently listed on the AMEX. The exchange of the Common Stock pursuant to the Exchange Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and will reduce the number of holders of Common Stock. As a result, if the Exchange Offer is effected, one result may be the delisting of the Common Stock from the AMEX and such Exchange Offer may result in the Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

         As of August 13, 1999, there were 3,330,200 shares publicly held (for the purposes of the AMEX) and approximately 905 holders of record of the outstanding shares. Shares of Common Stock held directly or indirectly by an officer or director of KRUG or by any beneficial holder of more than 5% of the shares of KRUG ordinarily may not be considered as being publicly held for the purpose of the public float required by listed companies.

         The AMEX has indicated that, as a matter of policy, it will consider suspension of trading in or delisting a security when, in the opinion of the AMEX, the financial condition and operating results of the issuer appear to be unsatisfactory or the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on the AMEX inadvisable. KRUG reported substantial operating losses for the fiscal year ended March 31, 1999 and for the fiscal quarter ended June 30, 1999. Based on its current operating results, the Common Stock may be subject to suspension of trading or removal from listing on the AMEX. In addition, the Exchange Offer may substantially reduce the public distribution and aggregate market value of the Common Stock. Accordingly, upon consummation of the Exchange Offer, the Common Stock may be subject to suspension of trading and removal from listing on the AMEX. Assuming the Exchange Offer is accepted by the minimum or greater number of shares of Common Stock,

KRUG does not currently intend to seek to retain the listing of its Common Stock on the AMEX should the AMEX seek to terminate KRUG's listing.

         Should the Common Stock be delisted from the AMEX, it is anticipated that an over-the-counter market for the Common Stock would develop and price quotations might still be available from other sources. The extent of the public market for the shares and the availability of such quotations would, however, depend upon the number of holders of shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, whether KRUG remains a reporting company under the Exchange Act, and other factors.

         The Common Stock is currently registered under the Exchange Act, which requires, among other things, that KRUG furnish information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of KRUG's shareholders. If, as a result of the Exchange Offer, there are fewer than 300 holders of record of the Common Stock, registration of the shares under the Exchange Act may be terminated upon application of KRUG to the SEC if the shares are not listed on a national securities exchange. If there are fewer than 300 holders of record of the shares upon conclusion of the Exchange Offer, KRUG does not intend to apply immediately to the SEC for termination of registration of the shares under the Exchange Act, but may do so in the future. The terms of the Warrants provide that KRUG shall not apply for termination of registration so long as any Warrants are outstanding.

         The termination of the registration of the shares of Common Stock under the Exchange Act would substantially reduce the information required to be furnished by KRUG to its shareholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, including requirements that KRUG file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that KRUG's officers, directors and ten-percent shareholders file certain reports concerning ownership of KRUG's equity securities and provisions that any profit by such officers, directors and shareholders realized through purchases and sales of KRUG's equity securities within any six-month period may be recaptured by KRUG. In addition, the ability of "affiliates" of KRUG and other persons to dispose of shares of Common Stock which are "restricted securities" under Rule 144 under the Securities Act may be impaired or eliminated.

         Shares of the Common Stock do not qualify as "margin securities" under the rules of the Federal Reserve Board, thus, brokers do not extend credit on the collateral of such Common Stock. KRUG expects that, following the Exchange Offer, the Common Stock will not constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations.

Trading Market for Notes

         The Notes will be not registered under the Securities Act but will be tradeable in the over-the-counter market if a trading market develops. KRUG does not plan to seek to list the Notes on any exchange.

Trading Market for Warrants

         The Warrants will be freely tradeable, subject to the existence of a trading market for the Warrants. KRUG does not intend to seek to list the Warrants on any exchange, however, an over-the-counter trading market may develop for the Warrants.

Expiration and Extension of Tender Period; Termination; Amendment

         The Exchange Offer will expire at 12:00 midnight, Atlanta, Georgia time, on the Expiration Date. KRUG expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth under "The Exchange Offer--Certain Conditions of the Exchange Offer" have occurred or are deemed by KRUG to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance of the tender of Common Stock by giving oral or written notice of such extension to the Exchange and Information Agent and making a public announcement thereof.

         During any such extension, all Common Stock previously tendered and not exchanged or withdrawn will remain subject to the Exchange Offer, except to the extent that such Common Stock may be withdrawn. KRUG also expressly reserves the right, in its sole discretion, to terminate the Exchange Offer and not accept for exchange any Common Stock not theretofore accepted for exchange or, subject to applicable law, to postpone the exchange of Common Stock upon the occurrence of any of the conditions specified in this Offering Circular by giving oral or written notice of such termination or postponement to the Exchange and Information Agent and making a public announcement thereof.

         KRUG's reservation of the right to delay the exchange of Common Stock which it has accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that KRUG permit Common Stock tendered pursuant to the Exchange Offer to be withdrawn
(i) at any time during the period the Exchange Offer remains open and (ii) if not yet accepted for exchange, after the expiration of 40 business days from commencement of the Exchange Offer. Rule 13e-4(f)(5) requires that KRUG pay the consideration offered or return the Common Stock tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, KRUG further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth under "The Exchange Offer--Certain Conditions of the Exchange Offer" have occurred or are deemed by KRUG to have occurred, to amend the Exchange Offer in any respect (including without limitation by decreasing or increasing the value of the consideration offered in exchange for Common Stock tendered pursuant to the Exchange Offer or by decreasing or increasing the number of shares of Common Stock being sought in the Exchange Offer) or to waive the limitation on the minimum or maximum number of shares of Common Stock to be exchanged pursuant to the Exchange Offer. Amendments to the Exchange Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Atlanta, Georgia time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which KRUG may choose to make a public announcement, except as required by applicable law, KRUG will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         If (i) KRUG increases or decreases the value of the consideration offered in exchange for Common Stock, or KRUG increases the maximum number of shares of Common Stock being sought by an amount exceeding 2% of the outstanding shares of Common Stock (99,550 shares of Common Stock as of August 13, 1999), or KRUG decreases the minimum or maximum number of shares of Common Stock being sought, and (ii) the Exchange Offer is scheduled to expire earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until such tenth business day. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through midnight, Atlanta, Georgia time. If KRUG otherwise materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition of the Exchange Offer, KRUG will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which a tender offer must remain open following material changes in the terms of the offer or material information concerning the offer (other than a change in price or a change in the percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

Certain Conditions of the Exchange Offer

         Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, KRUG will not be required to issue Exchange Consideration in respect of any properly tendered shares of Common Stock not accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange and Information Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) and, subject to compliance with the applicable rules of the SEC, delay the acceptance of the tendered shares if any of the following events shall have occurred (or shall have been determined by KRUG to have occurred) and which in KRUG's sole judgment in any such case makes it inadvisable to proceed with the Exchange Offer:

         (a) Any action or proceeding, order, decree or injunction shall have been taken or threatened, instituted or pending, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or KRUG or its subsidiaries, individually or as a whole, by or before any court or governmental, regulatory or administrative authority or agency or tribunal, which (i) challenges the making of the Exchange Offer, the acquisition of Common Stock or issuance of Exchange Consideration (or any portion thereof) pursuant to the Exchange Offer or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer, or (ii) materially adversely affects the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of KRUG taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of KRUG or its subsidiaries individually or as a whole.

         (b) There shall have occurred (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, the United Kingdom, Finland, France or Germany, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, the United Kingdom or the European Union, (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency or authority on, or any event which in KRUG's sole judgment might adversely affect the extension of credit by banks or other lending institutions in the United States, the United Kingdom or the European Union, (v) any significant decline in the market price of the shares of Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that has a material adverse effect on the ability to obtain financing generally or on the trading in the shares of Common Stock or (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

         (c) There shall have occurred any event that has resulted, or may in the sole judgment of KRUG result, in an actual or threatened change in the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of KRUG or its subsidiaries individually or as a whole.

         (d) The SEC shall not have declared the Indenture to be qualified under the 1939 Act or shall have objected to the Trustee serving as such under the Indenture.

         KRUG's obligation to consummate the offer to holders of less than 100 shares and purchase their shares for cash is contingent upon the tender for cash of no more than 30,000 shares in the aggregate from all shareholders who hold less than 100 shares.

         The foregoing conditions are for the sole benefit of KRUG and may be asserted by KRUG in its sole discretion regardless of the circumstances (including any action or inaction by KRUG) giving rise to any such conditions, or may be waived by KRUG, in its sole discretion, in whole or in part at any time. The failure by KRUG at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by KRUG concerning the events described above shall be final and binding on all parties.

Fractional Exchange Consideration

         Fractional Exchange Consideration will be issued as follows: Notes will be issued in denominations of $1,000 or integeral multiples thereof and in denominations of less than $1,000; fractional Warrants will be rounded up to one whole Warrant.

How to Tender

         A shareholder may tender shares of the Common Stock by (a) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Offering Circular to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificates representing the shares of Common Stock being tendered (or a confirmation of a book-entry transfer of such shares) into the Exchange and Information Agent's account at The Depository Trust Company, to the Exchange and Information Agent on or prior to the Expiration Date, or (b) requesting a broker, dealer, bank, trust company or other nominee to effect the transaction for such shareholder prior to the Expiration Date.

         If tendered shares are registered in the name of the signer of the Letter of Transmittal and the Notes and Warrants to be issued in exchange therefor are to be issued (or cash to be paid, if the holder holds less than 100 shares as of August 13,1999 and elects to tender all of his or her shares for cash) in the name of the registered holder and delivered to the address appearing on KRUG's stock transfer books, the signature of such signer need not be guaranteed. If the Notes and Warrants are to be issued (or cash to be paid, if the holder holds less than 100 shares as of August 13, 1999 and elects to tender all of his or her shares for cash) in the name of a person other than the registered holder of the shares of Common Stock tendered, the tendered certificates must be endorsed or accompanied by stock powers or written instruments of transfer in form satisfactory to KRUG and duly executed by the registered owner, and the signature on the endorsement or stock power must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Notes and Warrants (or checks, if the holder holds less than 100 shares as of August 13, 1999 and elects to tender all of his or her shares for cash) are to be delivered to an address other than that of the registered holder appearing on KRUG's stock transfer books, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

         The Exchange and Information Agent will establish an account with respect to the shares of Common Stock at The Depository Trust Company (the "Book-Entry Facility") within two business days after the date of this Offering Circular, and any financial institution which is a participant in the Book-Entry Facility may make book-entry delivery of the shares by causing the Book-Entry Facility to transfer such shares into the Exchange and Information Agent's account in accordance with the Book-Entry Facility's procedure for such transfer. Although delivery of shares may be effected through book-entry transfer into the Exchange and Information Agent's account at the Book-Entry Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange and Information Agent on or prior to the Expiration Date at one of its addresses set forth below under "Exchange and Information Agent" or on the back cover of this Offering Circular, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to the Book-Entry Facility does not constitute delivery to the Exchange and Information Agent. All references in this Offering Circular to deposit or delivery of shares shall be deemed to include the Book-Entry Facility's book-entry delivery method.

         The method of delivery of shares of Common Stock and all other documents, including delivery through the book-entry facility, is at the election and risk of the shareholder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, and proper insurance be obtained.

         To prevent backup Federal Income Tax withholding with respect to cash received, a shareholder must provide the Exchange and Information Agent with his or her correct taxpayer identification number and certify whether such shareholder is subject to backup withholding of Federal Income Tax by completing the substitute Form W-9 included in the letter of transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8, signed under penalties of perjury, attesting to that individual's exempt status. See "Certain Federal Income Tax Consequences - Backup Withholding.

         If a shareholder desires to tender shares of Common Stock pursuant to the Exchange Offer and such shareholder's certificates for the shares are not immediately available or time will not permit all of the above documents to reach the Exchange and Information Agent prior to the Expiration Date, or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

         (a)      such tenders are made by or through an Eligible Institution;

         (b) a properly completed and duly executed Notice of Guaranteed Delivery, in substantially the form provided by KRUG, is received by the Exchange and Information Agent as provided below on or prior to the Expiration Date; and

         (c) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of such shares into the Exchange and Information Agent's account at a Book-Entry Facility as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal are received by the Exchange and Information Agent within three AMEX trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange and Information Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         A tender will be deemed to have been received as of the date when the tendering shareholder's duly signed Letter of Transmittal accompanied by certificates (or a timely confirmation received of a book-entry transfer of such shares into the Exchange and Information Agent's account at the Book-Entry Facility) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange and Information Agent. Issuances of Exchange Consideration in exchange for shares of Common Stock tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered certificates (or a timely confirmation received of a book-entry transfer of such shares into the Exchange and Information Agent's account at the Book-Entry Facility) with the Exchange and Information Agent.

         Any whole number of shares of Common Stock may be tendered for Notes and Warrants. Only shareholders who have less than 100 shares as of August 13, 1999, in aggregate, without regard to the number of accounts or certificates comprising such shares, may tender their shares and receive cash ("Permitted Cash Tender"). If you hold less than 100 shares as of August 13, 1999, you must tender all of your shares if you want to tender them for cash. Shareholders tendering for Notes and Warrants may tender less than all of the shares represented by the certificates they hold provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Common Stock certificates. If you tender shares in exchange for Notes and Warrants but tender less than 200 shares you will receive a Note issued in a denomination less than $1,000.

         With respect to tenders of Common Stock, KRUG reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, whether shares constitute a Permitted Cash Tender, and other questions as to the validity, form, eligibility or acceptability of any tender. KRUG reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange of which may, in the opinion of KRUG or KRUG's counsel, be unlawful or to waive any irregularities or conditions, and KRUG's interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final. KRUG shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. Shares of Common Stock shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. Any proxy granted or deemed granted with respect to the shares tendered for exchange shall be automatically revoked when the tender is accepted by KRUG. Certificates for all improperly tendered shares, as well as balance certificates representing shares in excess of those tendered for exchange, will be returned (unless, in the case of improperly tendered shares, irregularities and defects are timely cured or waived), without cost to the tendering shareholder (or, in the case of shares delivered by book-entry transfer within the Book-Entry Facility, will be credited to the account maintained within such Book-Entry Facility by the participant in the Book-Entry Facility who delivered such shares), promptly after the Expiration Date.

Terms and Conditions of the Letter of Transmittal

         The Letter of Transmittal contains, among other things, certain terms and conditions, which are summarized below and are part of the Exchange Offer.

         Shares of Common Stock tendered in exchange for Exchange Consideration (or a timely confirmation of a book-entry transfer of such shares into the Exchange and Information Agent's account at the Book-Entry Facility) must be received by the Exchange and Information Agent, with the Letter of Transmittal and any other required documents by 12:00 midnight, Atlanta, Georgia time, on or prior to the Expiration Date, or within the time periods set forth above in "The Exchange Offer - How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible

Institution. The party tendering the shares for exchange sells, assigns and transfers the shares to KRUG and irrevocably constitutes and appoints the Exchange and Information Agent as the holder's agent and attorney-in-fact to cause the shares to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the shares of Common Stock and to acquire the Exchange Consideration issuable upon the exchange of such tendered shares, that KRUG will acquire good and unencumbered title to the tendered shares, free and clear of all liens, restrictions, charges and encumbrances, and that the shares of Common Stock tendered for exchange are not subject to any adverse claims or proxies when accepted by KRUG. The holder also warrants that it will, upon request, execute and deliver any additional documents deemed by KRUG or the Exchange and Information Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the tendered shares. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death or incapacity of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

         Signature(s) on the Letter of Transmittal will be required to be guaranteed and endorsement(s) on the certificates being tendered will be required as set forth above in "The Exchange Offer - How to Tender." All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by KRUG, in its sole discretion, and such determination will be final and binding. Unless waived by KRUG, irregularities and defects must be cured by the Expiration Date. KRUG will pay all stock transfer taxes applicable to the transfer and exchange of shares of the Common Stock tendered unless shares are transferred to a third party.

Withdrawal Rights

         All tenders may be withdrawn (i) at any time prior to the Expiration Date or (ii) if not yet accepted for exchange, after October 1, 1999. To be effective, a notice of withdrawal must be timely received by the Exchange and Information Agent at one of its addresses set forth below under "The Exchange Offer - Exchange Agent" and on the back cover of this Offering Circular. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the number of shares of Common Stock to be withdrawn and the name of the registered holder of such shares. If the shares of Common Stock have been physically delivered to the Exchange and Information Agent, the tendering shareholder must also submit the serial number shown on the particular certificate(s) to be withdrawn. If the shares of Common Stock have been delivered pursuant to the book-entry procedures set forth above under "The Exchange Offer--How to Tender," any notice of withdrawal must specify the name and number of the participant's account at the Book-Entry Facility to be credited with the withdrawn shares. The Exchange and Information Agent will return the properly withdrawn shares of Common Stock as soon as practicable following receipt of notice of withdrawal. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined by KRUG, and such determination will be final and binding on all parties.

Acceptance of Tenders

         Subject to the terms and conditions of the Exchange Offer, shares of Common Stock tendered (either physically or through book-entry delivery as described in "The Exchange Offer--How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted on or promptly after the Expiration Date. Subject to such terms and conditions, delivery of Exchange Consideration to be issued in exchange for properly tendered shares of Common Stock will be made by the Exchange and Information Agent promptly after acceptance of the tendered shares. Acceptance of tendered shares will be effected by the delivery of a notice to that effect by KRUG to the Exchange and Information Agent. Subject to the applicable rules of the SEC, KRUG, however, reserves the right to delay acceptance of tendered shares upon the occurrence of any of the conditions set forth above under the caption "The Exchange Offer - Certain Conditions of the Exchange Offer." KRUG confirms that its reservation of the right to delay acceptance of tendered shares is subject to the provisions of Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

         Although KRUG does not presently intend to do so, if it modifies the terms of the Exchange Offer, such modified terms will be available to all holders of Common Stock, whether or not their shares have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the SEC and, if required, the Exchange Offer will be extended to permit shareholders adequate time to consider such modification.

         The tender of shares pursuant to any one of the procedures set forth in "The Exchange Offer--How to Tender" will constitute an agreement between the tendering shareholder and KRUG upon the terms and subject to the conditions of the Exchange Offer.

Exchange Agent

         First Union National Bank has been appointed as Exchange and Information Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent as follows:

                            FIRST UNION NATIONAL BANK

By Registered or Certified Mail:          By Facsimile:        By Hand or Overnight Courier:
      First Union Customer               (704) 590-7628            First Union Customer
       Information Center                                           Information Center
         Corporate Trust              Confirm by Telephone:           Corporate Trust
        Operations-NC1153                (704) 590-7408              Operations-NC1153
1525 West W.T. Harris Blvd., 3C3                             1525 West W.T. Harris Blvd., 3C3
    Charlotte, NC 28288-1153               Telephone:            Charlotte, NC 28262-1153
    Attention: Michael Klotz             1-800-829-8432          Attention: Michael Klotz


  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION TO A FACSIMILE NUMBER OTHER THAN THE ONE LISTED ABOVE WILL
             NOT CONSTITUTE A VALID DELIVERY TO THE EXCHANGE AGENT.

Financial Advisor

         KRUG has retained Rogers & Company, an investment banking firm, as its financial advisor in connection with the Exchange Offer. Rogers & Company has rendered advice to KRUG in connection with the Exchange Offer. Rogers & Company has not been retained to solicit any tenders pursuant to the Exchange Offer. For its services as financial advisor, Rogers & Company is entitled to receive a fixed fee of $30,000 in cash, regardless of whether or not the Exchange Offer is consummated. In addition, Rogers & Company is entitled to be reimbursed for certain out-of-pocket expenses. KRUG has agreed to indemnify Rogers & Company against certain losses, claims, damages and liabilities, including liabilities under federal securities laws, to which Rogers & Company may become subject in connection with its services to KRUG as financial advisor.

Solicitation of Tenders; Expenses

         In addition to the use of the mails, solicitations to exchange may be made by officers and employees of KRUG, personally or by telephone or telegram, without receiving additional compensation.

         KRUG will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the Exchange Offer. KRUG will, however, pay the Exchange and Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. KRUG will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Common Stock and in handling or forwarding tenders for their customers.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Offering Circular. If given or made, such information or representations should not be relied upon as having been authorized by KRUG. Neither the delivery of this Offering Circular nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of KRUG since the respective dates as of which information is given herein. This Offering Circular does not constitute an offer to exchange, or a solicitation of an offer to exchange, any securities other than the securities covered by the Offering Circular by KRUG or any other person, nor does it constitute an offer to exchange, or a solicitation of an offer to exchange, such securities by KRUG or any such other person in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation. In any jurisdiction the laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on behalf of KRUG by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of certain federal income tax consequences relevant to (i) the exchange of shares of Common Stock for Exchange Consideration pursuant to the Exchange Offer, and (ii) the ownership and disposition of shares of the Common Stock and Exchange Consideration, but does not purport to be a complete analysis of all the potential tax effects thereof. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations issued thereunder, and the Internal Revenue Service (the "Service") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. No information is provided herein with respect to estate and gift, state and local or foreign tax consequences. In addition, this discussion does not address the tax consequences to certain holders as to whom special rules apply, including life insurance companies, tax-exempt organizations, banks, dealers in securities and holders who are not United States Persons. As used herein, the term "United States Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof or an estate or trust, the income of which is subject to federal income taxation regardless of its source. This summary does not discuss the tax considerations of subsequent purchases of Notes or Warrants and is limited to offerees who will hold the Notes and Warrants as "capital assets" within the meaning of Section 1221 of the Code. EACH OFFEREE SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES TO HIM OR HER OF THE EXCHANGE OF SHARES OF COMMON STOCK FOR EXCHANGE CONSIDERATION PURSUANT TO THE EXCHANGE OFFER, AND OF THE OWNERSHIP AND DISPOSITION OF SUCH SECURITIES.

         While the characterization of the Notes as debt or equity for federal income tax purposes is uncertain, KRUG intends to take the position for federal income tax purposes that the Notes are properly characterized as debt. Under the terms of Section 385(c) of the Code, KRUG's characterization will be binding on KRUG and on any holder of a Note except for such a holder who explicitly discloses (on such holder's federal income tax return for the year in which such Note is acquired) that such holder intends to assert a different characterization for federal income tax reporting purposes. Accordingly, a holder wishing to take a different position than KRUG with respect to the characterization of the Notes should consult such holder's own tax advisor. The discussion of the federal income tax consequences of the Exchange Offer set forth herein under the heading "Certain Federal Income Tax Consequences" is, to the extent related to the Notes, based, in part, on the assumption that the Notes are properly characterized as debt for federal income tax purposes.

Initial Tax Basis

         A shareholder who receives Exchange Consideration will be required to allocate the fair market value of the Exchange Consideration between the Notes and the Warrants in accordance with their relative fair market values to determine their initial basis for federal income tax purposes. For purposes of determining original issue discount on the Notes, KRUG will allocate the issue price of the Exchange Consideration between the Notes and Warrants based on a good faith determination of their relative fair market values at the time of issuance and will provide such allocation to each exchanging shareholder. KRUG's allocation will be binding on each holder unless the holder discloses that the holder's allocation differs from KRUG's allocation on a statement attached to the holder's timely filed federal income tax return for the year in which the holder acquires the Exchange Consideration.

Tax Treatment of the Exchange for the Tendering Shareholder

         The exchange of shares of Common Stock for Notes and Warrants pursuant to the Exchange Offer will constitute a redemption of the Common Stock within the meaning of Section 317 of the Code. The fair market value of the Exchange Consideration will be taxable to the recipient as a distribution (to the extent of KRUG's current or accumulated earnings and profits) unless, under the rules of Code Section 302, the receipt of the Exchange Consideration (i) is "substantially disproportionate" with respect to the shareholder, (ii) is "not essentially equivalent to a dividend" with respect to the shareholder or (iii) results in a complete termination of the shareholder's interest in KRUG. In determining whether any of the Section 302 tests are satisfied, a shareholder must take into account not only shares of Common Stock that the shareholder actually owns, but also shares of Common Stock that the shareholder is deemed to own under applicable attribution rules, such as shares which the shareholder has the right to acquire by exercise of an option or a warrant and shares which are owned by certain members of the shareholder's family.

         The receipt of Exchange Consideration pursuant to the Exchange Offer (or, if applicable, cash paid for Permitted Cash Tenders) will be "substantially disproportionate" with respect to a shareholder if (i) the percentage of the total voting power of all classes of voting stock of KRUG owned by the shareholder immediately after the redemption is less than 50 percent and (ii) the percentage of the outstanding shares of voting stock of KRUG owned by the shareholder (or, if applicable, cash by electing holders of fewer than 100 shares) (actually or constructively) immediately following the redemption is less than 80 percent of the percentage of the outstanding shares of voting stock of KRUG owned by the shareholder (actually or constructively) immediately before the redemption.

         If a shareholder fails to satisfy the "substantially disproportionate" test, the shareholder may nevertheless be able to satisfy the "not essentially equivalent to a dividend" test. Whether the receipt of the Exchange Consideration (or the cash by electing holders of fewer than 100 shares) will be "not essentially equivalent to a dividend" will depend upon the shareholder's facts and circumstances, but will in any case require a "meaningful reduction" in the shareholder's proportionate interest in KRUG. The Service has indicated in administrative rulings that any actual reduction in the proportionate interest of a small minority shareholder in a publicly held corporation may constitute such a "meaningful reduction" if the shareholder exercises no control over corporate affairs. The application of the "meaningful reduction" standard to a particular shareholder cannot be predicted with certainty because the application is dependent on the shareholder's particular facts and circumstances.

         As a portion of the Exchange Consideration consists of Warrants (which, for purposes of the applicable attribution rules, will be treated as the shares of Common Stock subject to the Warrants), a shareholder participating in the Exchange Offer will not be able to satisfy the complete termination of interest test, although a shareholder holding fewer than 100 shares accepting cash may be able to satisfy that test.

         The Section 302 tests must be separately applied to each exchanging shareholder. If a shareholder satisfies one of the tests, the shareholder will be treated as receiving the Exchange Consideration (or, if applicable, the cash by electing holders of fewer than 100 shares) in a sale or exchange of the tendered shares of Common Stock and will recognize taxable gain or loss, as applicable, equal to the difference between (i) (a) if the shareholder is participating in the exchange, the sum of the issue price of the Notes (determined as described below under the heading "Certain Federal Income Tax Consequences - Original Issue Discount") and the fair market value of the Warrants received or (b) if the shareholder holding fewer than 100 shares is accepting cash, the amount of cash received and (ii) the tax basis in the shares of Common Stock tendered. The gain or loss will be long-term or short-term depending on whether the tendered shares of Common Stock had been held for more than one year. Because the Common Stock is publicly traded, the shareholder will not be eligible to use the installment method of reporting.

         If an exchanging shareholder satisfies none of the Section 302 tests described above, the receipt of the Exchange Consideration will be treated as a distribution subject to the rules of Code Section 301. That portion of the fair market value of the Exchange Consideration received by a shareholder which does not exceed the shareholder's pro rata share of KRUG's current or accumulated earnings and profits (if any) will be treated as a dividend which will be subject to taxation as ordinary income. If the fair market value of the Exchange Consideration received exceeds the shareholder's share of the earnings and profits, the excess value will be treated first as a non-taxable reduction in the basis of all the shareholder's shares of Common Stock (not just those tendered in the exchange), and any remaining portion of the fair market value of the Exchange Consideration will be subject to taxation as a capital gain. KRUG had approximately $8,000,000 of accumulated earnings and profits as of March 31, 1999, but at this time is unable to estimate the amount of earnings and profits for fiscal year 2000, the taxable year in which the Exchange Offer will occur.

The Notes

         If a Note is called by KRUG for redemption, such redemption will be a taxable sale. The holder of the Note will recognize taxable gain or loss upon the sale to the extent that the cash received on redemption is more or less than the holder's adjusted tax basis in the Note redeemed. If a holder sells a Note in the market, the sale will be a taxable transaction with the same results as a cash redemption by KRUG.

Warrants

         When a Warrant is exercised to purchase a share of Common Stock, the Warrant holder's cost basis in the share thus acquired will be the cost basis of the Warrant exercised, plus the amount paid upon exercise. No gain or loss will be recognized by a Warrant holder upon such exercise. Gain or loss will be recognized, however, upon a subsequent sale of the share of Common Stock acquired upon such exercise. Generally, the gain or loss will be a capital gain or loss and will be long-term if the share of Common Stock is held for more than one year. For this purpose, the holding period for the share of Common Stock will begin with the date on which the Warrant is exercised.

         Upon the sale of a Warrant, a Warrant holder will recognize gain or loss equal to the amount realized upon such sale, less the cost basis of the Warrant. The gain or loss will generally be a capital gain or loss and will be long-term if the Warrant has been held for more than one year. Upon the expiration of an unexercised Warrant, the Warrant holder will recognize a loss (which will be a capital loss) equal to the cost basis of the Warrant.

Original Issue Discount

         In general, a debt obligation is considered for federal income tax purposes to be issued with original issue discount ("OID") if the "stated redemption price at maturity" of the instrument exceeds such instrument's "issue price." Under Section 1273(a)(3) of the Code and the regulations promulgated thereunder, if the OID with respect to an obligation is less than 0.25% of the obligation's stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date, the amount of OID with respect to such obligation is considered to be zero.

         The stated redemption price at maturity of a debt obligation is the aggregate of all payments due to the holder under such debt obligation at or before its maturity date, other than interest that is actually and unconditionally payable in cash or property (other than debt instruments of the issuer) at a single fixed (or a qualified floating) rate (or a permitted combination of the two) at least annually (qualified stated periodic interest payments or "QSIPs"). As the Notes do not accrue interest, there will be no QSIPs.

         The determination of the "issue price" of a debt obligation generally depends, in part, on whether such obligation, or the property for which the debt obligation is exchanged, is treated as "traded on an established market" at any time during the 60-day period ending 30 days after the issue date. If the debt obligation is listed on an established exchange, or such obligations are otherwise "traded on an established market," the "issue price" of the debt obligation generally will be the fair market value of such obligation as of the issue date (presumably the trading price). If the debt obligation is not treated as "traded on an established market," the "issue price" generally will equal the fair market value of the portion of the property deemed to be exchanged therefor (assuming such property is publicly traded).

         Further, because the Exchange Consideration includes Warrants as well as Notes, the Exchange Consideration would constitute an "investment unit" under Code Section 1273(c)(2). The investment unit provisions are intended to provide an objective mechanism to determine the issue price of a debt instrument in circumstances where, because of the issuance of other property as well as the debt instrument, the value of the consideration allocable to the debt instrument is not readily determinable. Under applicable Treasury regulations, the issue price of an investment unit (presumably determined by reference to the publicly traded property for which the investment unit is issued) is to be allocated between (or among) the unit's components based on their relative fair market values. The issuer's allocation of the issue price of the investment unit is binding on all holders of the investment unit except for a holder who explicitly discloses (on such holder's federal income tax return for the year in which the investment unit is acquired) that such holder's allocation of the issue price of the investment unit is different from the issuer's allocation. KRUG intends to make a good faith determination of the relative fair market values of the Notes and the Warrants (using the applicable trading price(s) as indicia of those values if either the Notes or the Warrants (or both) are publicly traded) and will calculate and report OID with respect to the Notes accordingly. A holder wishing to take a different position should consult such holder's own tax advisor.

         Consequently, a holder will be required to include in gross income for federal income tax purposes the sum of the daily portions of OID for each day during the taxable year or portion thereof during which the holder holds such Note, whether or not the holder actually receives a payment relating to OID in such year. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to (a) the product of (i) the "adjusted issue price" of the applicable Note at the beginning of each accrual period, multiplied by (ii) the yield to maturity of such Note (determined by semi-annual compounding) less (b) the sum of any QSIPs during the accrual period (zero in the case of the Notes since there will be no QSIPs). The "adjusted issue price" of a new Note at the beginning of any accrual period is its issue price increased by all accrued OID for prior accrual periods and decreased by the amount of any payment previously made on such Note other than a QSIP. The accrual period for a Note (except for any initial short period) is each six-month period which ends on the day in each calendar year corresponding to the maturity date of such Note or the date six months before such maturity date.

         Therefore, prospective holders of the Notes, should be aware that a holder will be required to include OID in income as such OID accrues, regardless of the holder's method of accounting and regardless of when such holder receives cash payments relating to the OID. A holder's tax basis in a Note will be increased by the amount of OID included in the holder's income.

         KRUG will be required to furnish annually to the Service and to each U.S. holder information regarding the amount of OID with respect to the new Notes attributable to that year.

Tax Consequences of the Exchange to KRUG

         No gain or loss will be recognized by KRUG upon its receipt of shares of Common Stock in exchange for Notes and Warrants pursuant to the Exchange Offer (or for cash by electing holders of fewer than 100 shares).

Backup Withholding

         Under the backup withholding provisions of the Code and applicable regulations, a holder of Notes may be subject to backup withholding at a rate of thirty-one percent (31%) with respect to OID accrued with respect to, or proceeds received from a sale, exchange or call of, Notes, as the case may be. The payor will be required to deduct and withhold tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (ii) the Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting with respect to interest, dividends or OID described in Section 3406(c) of the Code, or (iv) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to withholding under
Section 3406(a)(1)(C) of the Code. Backup withholding will not be required if such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a TIN, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

State and Local Income Taxes

          Holders receiving Exchange Consideration in the Exchange (or cash by electing holders of fewer than 100 shares) may, as a result, be liable for state, local and/or foreign income taxes. In addition, holders of Notes and Warrants may be liable for state, local and/or income taxes with respect to OID accrued with respect to, or gain from the sale, exchange or call of, Notes and with respect to gain from the sale or exchange of Warrants. EACH OFFEREE IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AND EXCHANGE CONSIDERATION.

                                FEES AND EXPENSES

         KRUG has retained Rogers & Company as its financial advisor in connection with the Exchange Offer. Rogers & Company will receive a fee of $30,000 for its services as financial advisor. KRUG will also reimburse Rogers & Company for its reasonable out-of-pocket expenses relating to the Exchange Offer. KRUG has agreed to indemnify Rogers & Company against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

         KRUG has retained First Union National Bank as Exchange and Information Agent and Depositary in connection with the Exchange Offer. First Union National Bank will receive reasonable and customary compensation for customary services in connection with the Exchange

Offer and will be reimbursed for customary and reasonable out-of-pocket expenses. KRUG has agreed to indemnify First Union National Bank against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws. First Union National Bank has not been retained to, nor is authorized to, make solicitations or recommendations in connection with the Exchange Offer.

         KRUG will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting shares of Common Stock pursuant to the Exchange Offer. KRUG will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Exchange Offer to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as an agent for KRUG for the purpose of the Exchange Offer. KRUG will not pay (or cause to be paid) any stock transfer taxes on its purchase of shares of Common Stock pursuant to the Exchange Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Estimated costs and fees in connection with the Exchange Offer, all of which are the obligation of KRUG whether or not the Exchange Offer is consummated, are as follows:

  --------------------------------------------------------------------------
  Exchange and Information Agent's fees and expenses..........   $   22,000
  --------------------------------------------------------------------------
  Filing fees.................................................        1,000
  --------------------------------------------------------------------------
  Financial advisory fees and expenses........................       35,000
  --------------------------------------------------------------------------
  Legal, accounting and other professional fees...............      134,000
  --------------------------------------------------------------------------
  Printing and distribution costs.............................       19,000
  --------------------------------------------------------------------------
  Trustee's and Transfer Agent's fees and expenses............       23,000
  --------------------------------------------------------------------------
  Miscellaneous...............................................       16,000
  --------------------------------------------------------------------------
           TOTAL                                                 $  250,000
  --------------------------------------------------------------------------

         The above amounts are estimates only and actual expenditures may vary substantially from the estimates depending on the circumstances.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of KRUG consists of 12,000,000 shares of Common Stock, without par value, and 2,000,000 shares of Preferred Stock.

Common Stock

         At August 13, 1999, there were 4,977,530 issued and outstanding shares of Common Stock and no Preferred Stock was outstanding. As of August 13, 1999, KRUG had approximately 905 shareholders of record of Common Stock.

         Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. KRUG's Restated Amended Articles of Incorporation grants one vote per share to Preferred Stock and grants the Board of Directors express authority to fix the designations, powers, preferences, rights, qualifications, limitations, restrictions, dividend rates, and, if any, the redemption rights, liquidation rights, sinking fund provisions, and conversion rights of any future series of Preferred Stock which may be issued. Thus, the Board of Directors may create one or more series of Preferred Stock which may in certain aspects adversely affect the holders of shares of Common Stock in that such Preferred Stock should be preferred over the Common Stock in matters of liquidation and/or winding up and could have other conversion and preferential rights. Subject to preferences that may be applicable to the holders of any outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of KRUG, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of KRUG available for distribution to its shareholders. There are no preemptive or conversion rights or redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

American Stock Exchange Listing

         The Common Stock is currently listed on the AMEX. The AMEX has indicated that, as a matter of policy, it will consider suspension of trading in or delisting a security when, in the opinion of the AMEX, the financial condition and operating results of the issuer appear to be unsatisfactory or the extent of public distribution or the aggregate market value of the security has become so reduced as to make further dealings on the AMEX inadvisable. KRUG reported substantial operating losses for the fiscal year ended March 31, 1999, and for the fiscal quarter ended June 30, 1999. Based on its current operating results, the Common Stock may be subject to suspension of trading or removal from listing on the AMEX. In addition, the Exchange Offer may substantially reduce the public distribution and aggregate market value of the Common Stock. Accordingly, upon consummation of the Exchange Offer, the Common Stock may be subject to suspension of trading and removal from listing on the AMEX. Assuming the Exchange Offer is accepted by the minimum or greater number of shares of Common Stock, KRUG does not currently intend to seek to retain the listing of its Common Stock on the AMEX should the AMEX seek to terminate KRUG's listing. Should the Common Stock be delisted from the AMEX, it is anticipated that an over-the-counter market for the Common Stock would develop.

Common Stock and Warrant Transfer Agent

         The transfer agent and registrar for the Common Stock and Warrants is Harris Trust Company.

Preferred Stock

         No shares of Preferred Stock are outstanding. KRUG's Amended Articles of Incorporation grant one vote per share to Preferred Stock; otherwise, the Board of Directors has the authority, without further action by the shareholders, to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges thereof, including, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. Although it presently has no intention to do so, the Board of Directors, without shareholder approval, could issue

Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         KRUG's Amended Articles of Incorporation includes a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such rights (other than voting rights) and other provisions as the Board of Directors may determine. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provision may delay or prevent a change of control of KRUG.

                     OHIO LAW AND CERTAIN CHARTER PROVISIONS

         KRUG is subject to certain provisions of the Ohio General Corporation Law, and its anti-takeover statute. In general, the statute prohibits a publicly held Ohio corporation from engaging in a "Chapter 1704 transaction" (as defined below) with an "interested shareholder" (as defined below) for a period of at least 3 years after the date of the transaction or purchase by which the person became an interested shareholder, unless the Board of Directors, prior to the person becoming an interested shareholder, approves the transaction or purchase by which the person became an interested shareholder. A "Chapter 1704 transaction" includes, among other things, a merger, asset sale or other transaction that results in either (i) an increase in the ownership interest of, or (ii) some other financial benefit not proportionately received by all shareholders to, the interested shareholder. An "interested shareholder" means any person who, together with affiliates and associates, owns or can control 10% of the voting power of the corporation.

         KRUG 's Amended Articles of Incorporation include a provision that allows the Board of Directors to issue Preferred Stock in one or more series with such rights (other than voting rights) and other provisions as the Board of Directors may determine. Shares of Preferred Stock are entitled to one vote per share. This provision may be deemed to have a potential anti-takeover effect and the issuance of Preferred Stock in accordance with such provisions may delay or prevent a change of control of KRUG. See "Description of Capital Stock - Preferred Stock."

         KRUG's Code of Regulations also provides for a classified Board of Directors, with directors divided into two classes serving staggered terms. The Board of Directors has the authority to modify the classes, provided the number of Directors is not more than eight or less than six. The Board of Directors determined on August 9, 1999 to restructure the Board of Directors resulting in, among other things, the elimination of one Board seat which reduced the number of Directors to six and the election of three Board members at the 1999 annual meeting.

                               REPURCHASE PROGRAM

         In April 1998, the Board of Directors authorized the purchase from time to time for cash in the open market of up to 200,000 shares of Common Stock at management's discretion. In August 1998, the Board of Directors authorized the purchase of an additional 100,000 shares. KRUG has purchased and retired 278,700 shares of Common Stock through the date of this Offering Circular. No such shares of Common Stock will be purchased by KRUG during the pendency of the Exchange Offer or until ten business days following the expiration or termination of the Exchange Offer.

         Based upon KRUG's records and upon information provided to KRUG by its directors, executive officers and affiliates, neither KRUG nor any of its subsidiaries nor, to the best of KRUG's knowledge, any of the directors or executive officers of KRUG or its subsidiaries nor any associates of any of the foregoing has effected any transactions in the Common Stock during the 60-business-day period prior to the date hereof.

                              DESCRIPTION OF NOTES

         If the Exchange Offer is fully subscribed, KRUG will issue $12,500,000 principal amount of the Notes. The Notes will be issued under the Indenture between KRUG and U.S. Bank Trust, National Association, as trustee (the "Trustee").

         The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the 1939 Act as in effect on the date of the Indenture. The Notes are subject to all such terms, and persons interested in terms are referred to the Indenture and the 1939 Act for a statement thereof. This summary makes use of terms defined in the Indenture and does not purport to be complete, and is qualified in its entirety by references to the Indenture and the 1939 Act. All references to "Section," "Article" or "Paragraph" in this section refer to the applicable Section or Article of the Indenture or the applicable Paragraph in the form of Note included in the Indenture, as the case may be.

General

         The Notes represent general unsecured obligations of KRUG, subordinate in right of payment to certain other obligations of KRUG as described under "Description of Notes - Subordination of Notes." The Notes will be initially issued in fully registered form in denominations of $1,000 Principal Amount at Maturity or any whole multiple thereof and in fractional denominations of less than $1,000 divisible by five. The Notes will mature on July 1, 2007. The Notes may be traded in the over-the-counter market but KRUG does not currently intend to seek listing of the Notes on any securities exchange.

         The Notes do not bear interest and do not provide for a sinking fund. The principal amount of the Notes will be payable at maturity, without interest, on July 1, 2007. KRUG may pay principal upon redemption or at maturity by its check mailed to a holder's registered address. Principal, if any, will be payable, and the Notes may be presented for registration of transfer and exchange, without service charge, at the office of the Trustee in Atlanta, Georgia.

Optional Redemption

         KRUG may, at its option, redeem all or part of the Notes on at least 15 days but not more than 60 days notice to each holder of the Notes to be redeemed at the holder's registered address, at the redemption price (expressed as a dollar amount of $1,000 Principal at Maturity of a Note) of:

                       if called for redemption on or before  September 30, 2000  -   $  450
         thereafter,   if called for redemption on or before  September 30, 2001  -   $  500
         thereafter,   if called for redemption on or before  September 30, 2002  -   $  550
         thereafter,   if called for redemption on or before  September 30, 2003  -   $  600
         thereafter,   if called for redemption on or before  September 30, 2004  -   $  700
         thereafter,   if called for redemption on or before  September 30, 2005  -   $  800
         thereafter,                                                              -   $1,000

Subordination of Notes

         The payment of the principal of the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, as defined in the Indenture, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Upon (i) the maturity of Senior Indebtedness, including by acceleration or otherwise, or (ii) any distribution of the assets of KRUG upon any dissolution, winding up, liquidation or reorganization of KRUG, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of Notes are entitled to receive any payment (Article 10).

         "Senior Indebtedness" of KRUG means (i) all Indebtedness of KRUG, whether currently outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such indebtedness, it is provided that such Indebtedness is not superior in right of payment to the Notes or to other Indebtedness which is pari passu with or subordinated to the Notes, and (ii) any modifications, refunding, deferrals, renewals or extensions of any such Indebtedness or securities, notes or other evidences of Indebtedness issued in exchange for such Indebtedness (Section 1.01).

         "Indebtedness" means (a) all indebtedness, obligations, and other liabilities (contingent or otherwise) for borrowed money, (b) all obligations and other liabilities (contingent or otherwise) evidenced by bonds, notes or other similar instruments, (c) all obligations and other liabilities (contingent or otherwise) in respect of letters of credit or other similar instruments (and reimbursement obligations with respect of letters of credit or other similar instruments), (d) all obligations and other liabilities (contingent or otherwise) to pay the deferred and unpaid purchase price of property or services (other than any such obligations that represent trade payables or accrued expenses incurred in the ordinary course of business), (e) all capitalized lease obligations, (f) all Indebtedness of others secured by a lien on any asset or assets of KRUG, whether or not such Indebtedness is assumed by KRUG (and, if not assumed, such Indebtedness shall be limited to the fair market value of such asset or assets as determined on the date such Indebtedness was incurred), and
(g) all Indebtedness of others guaranteed by KRUG to the extent of such guarantee (Section 1.01).

         The principal amount of Senior Indebtedness at June 30, 1999 was $5,902,000. In addition, the claims of third parties to the assets of KRUG's subsidiaries incurring such obligations will be superior to those of KRUG as a shareholder and, therefore, the Notes may be deemed to be effectively structurally subordinated to the claims of such third parties. Substantially all operations of KRUG are conducted through such subsidiaries, and the Notes are effectively subordinated to repayment of KRUG's liabilities arising from those operations. The Indenture will not limit the amount of additional indebtedness, including Senior Indebtedness, which KRUG or any subsidiary can create, incur, assume or guarantee. However, KRUG will not issue additional Indebtedness that is both (i) junior to the Senior Indebtedness in priority and right of payment and (ii) superior to the Notes in priority and right of payment. KRUG may issue additional Indebtedness (i) that is both junior to the Senior Indebtedness in priority and rights of payments and pari passu to the Notes, (ii) that is junior to the Notes in priority and right of payment and (iii) that is Senior Indebtedness. As a result of these subordination provisions, in the event of insolvency, holders of the Notes may recover nothing or may recover less ratably than other creditors of KRUG or its subsidiaries (Article 10).

Events of Default and Remedies

         An Event of Default is the default in payment within 15 days of the date when due of principal on the Notes, failure by KRUG for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes, and certain events of bankruptcy or insolvency (Section 6.01).

         If any Event of Default occurs and is continuing, the Trustee can give notice to KRUG in order to accelerate and to declare all the Notes to be due and payable immediately (Section 6.02). In the case of an Event of Default arising from certain events of bankruptcy or insolvency and subject to applicable law, the Notes become due and payable without notice in the amount at which KRUG could then redeem the Notes (assuming there had been no Event of Default).

         If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of the Notes or to enforce the performance of any provision of the Indenture or the Notes. A delay or omission by the Trustee or any noteholder in exercising any right or remedy shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default (Section 6.13).

         Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee regarding the time, method and place of exercising any trust or power conferred on it (Section 6.05).

         The Trustee is required, within 90 days after the occurrence of any Event of Default which is known to the Trustee and continuing, to give the holders of the Notes notice of such default (Section 7.05). The Trustee may withhold from holders of the Notes notice of any continuing Event of Default (except an Event of Default in payment of Notes) if it determines that withholding notice is in their interest (Section 7.05). KRUG is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon becoming aware of any Event of Default, a statement specifying such Event of Default (Section 4.12).

         Notwithstanding any other provision of the Indenture, the right of any holder of a Note to receive payment on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

Dividends and Restricted Payments

         The Indenture provides that KRUG will not make any Restricted Payments (defined to be dividends and distributions on Common Stock other than dividends to the extent payable in such Common Stock) unless, after giving effect to the Restricted Payment, the aggregate of all Restricted Payments after September 30, 1999 will not exceed the sum of (a) the net income of KRUG after June 30, 1999 plus (b) $1,000,000 plus (c) the net proceeds from the issuance or sale after June 30, 1999 of any shares of its Common Stock, including shares of Common Stock issued on conversion of indebtedness, the exercise of warrants or options or on conversion of any class of the capital stock of KRUG (Section 4.14).

         In addition to limitations imposed by the Indenture and applicable law, KRUG's other loan agreements may also contain limitations on the making of Restricted Payments. Currently, KRUG's U.K. subsidiaries are parties to loan agreements which restrict their ability to pay dividends and make distributions on capital stock. While this does not prohibit KRUG from making Restricted Payments, it does affect the ability of such subsidiaries to pay dividends and make distributions on their capital stock to KRUG.

Merger, Consolidation, or Sale of Assets

         KRUG may not consolidate or merge into, or transfer all or substantially all (more than 80%) of its assets to, another corporation, person or entity unless (i) the successor is a United States corporation organized under the laws of the United States or any state or territory thereof, (ii) it assumes all the obligations of KRUG on the Notes and under the Indenture, and
(iii) after such transaction no Event of Default exists (Article 5).

Amendment, Supplement and Waiver

         Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of such then outstanding Notes, and any existing default or compliance with any provision may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding Notes (Sections
9.01 and 6.04). Without the consent of any holder of the Notes, KRUG and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of KRUG's obligations to holders of the Notes in the case of a merger or acquisition, or to make any change that does not materially adversely affect the rights of any holder of the Notes (Section 9.01). Without the consent of each Note holder affected, KRUG may not (a) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver; (b) reduce the rate of accrual or change the time for payment of OID on any Note; (c) reduce the Principal Amount at Maturity or Issue Price of or change the fixed maturity of any Note; or (d) waive a default in the payment of any Note (Section 9.02).

Transfer and Exchange

         A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed (Section 2.07).

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of KRUG, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise (Section 7.03). The Trustee will be permitted to engage in other transactions; however, if upon an Event of Default it acquires any conflicting interest it must eliminate such conflict or resign within 90 days (Section 7.10).

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it (Section 6.05).

                             DESCRIPTION OF WARRANTS

         The Warrants, which will be freely tradable (subject to the existence of a trading market for the Warrants), and entitle the holder to purchase, for each Warrant exercised, one share of the Common Stock without par value at an exercise price of $3.875 from October 1, 2000 through September 30, 2002. KRUG reserves the right to reduce the exercise price of the Warrants on 30 days notice for a minimum of 20 days. KRUG does not intend to seek to list the Warrants on any exchange, however, an over-the-counter trading market may develop for the Warrants.

         The Warrants may be exercised only when a registration statement covering the underlying Common Stock is effective with the SEC. KRUG has the obligation after July 15, 2000 to register such Common Stock as promptly as practicable once the Closing Price per share of the Common Stock is above $3.50 for 10 consecutive days. KRUG is obligated during the term of the Warrants to endeavor to maintain the effectiveness of such registration statement for a period of the greater of (i) 90 days or (ii) for consecutive 60-day periods after the date the registration statement covering such Common Stock is first declared effective by the SEC so long as the Closing Price of the Common Stock continues to be above $3.50 for at least 10 consecutive trading days during each such period.

         The Warrant Agreement provides that KRUG shall at all times Warrants are outstanding maintain adequate authorized but unissued shares to issue shares upon exercise of the Warrants.

         The Warrant Agreement provides that KRUG shall not make application to terminate the registration of its Common Stock under the Exchange Act so long as any Warrants shall be outstanding.

                -------------------------------------------------

         Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, stock certificates and other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust corporation or other nominees to the Exchange and Information Agent and any questions and requests for assistance or additional copies of this Offering Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Exchange and Information Agent at the telephone numbers and addresses below. You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer.

The Exchange and Information Agent is:


                            FIRST UNION NATIONAL BANK

    By Registered or Certified Mail:                     By Facsimile:                     By Hand or Overnight Courier:
          First Union Customer                           (704)590-7628                         First Union Customer
           Information Center                                                                   Information Center
             Corporate Trust                         Confirm by Telephone:                        Corporate Trust
            Operations-NC1153                            (704)590-7408                           Operations-NC1153
    1525 West W.T. Harris Blvd., 3C3                                                     1525 West W.T. Harris Blvd., 3C3
        Charlotte, NC 28288-1153                          Telephone:                         Charlotte, NC 28262-1153
        Attention: Michael Klotz                        1-800-829-8432                       Attention: Michael Klotz


DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION TO A FACSIMILE NUMBER OTHER THAN THE ONE LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE EXCHANGE AGENT.

                                                                         Annex A

                             ROGERS & COMPANY, INC.

                               Investment Bankers
                                                          Telephone 704-335-5518
                           2800 Two First Union Center    Facsimile 704-335-5357
                        Charlotte, North Carolina 28282

August 9, 1999


Board of Directors
KRUG International Corp.
900 Circle 75 Parkway
Suite 1300
Atlanta, Georgia 30339

Members of the Board:

Pursuant to an offering circular (the "Offering Circular"), the most recent draft of which has been furnished to us, KRUG International Corp. ("KRUG") proposes to offer to purchase up to 2,500,000 shares of its common stock (the "Common Stock") by exchanging for each share (the "Exchange Offer") (a) $5 principal amount of Senior Subordinated Zero Coupon Notes due July 1, 2007 (the "Notes") and (b) one-quarter of a Warrant, each whole Warrant entitling the holder to purchase one share of Common Stock for $3.875, exercisable October 1, 2000 through September 30, 2002 (collectively, the "Exchange Consideration"). The terms of the Exchange Offer are more fully set forth in the Offering Circular. You have requested our opinion (the "Opinion") as to whether the Exchange Consideration is fair, from a financial point of view, to the shareholders of KRUG.

Rogers & Company, Inc. ("Rogers & Company"), as part of its financial advisory practice, engages in the valuation of businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

In developing the Opinion, we have held discussions with members of senior management of KRUG concerning KRUG's past and present operations, financial condition and future prospects and have reviewed and relied upon certain publicly available business and financial information and certain other information provided to us in connection with the Exchange Offer including among other things, the following:

     1. KRUG's Annual Reports to shareholders and Annual Reports on Form 10-K and related financial information for the five fiscal years ended March 31, 1999;

     2. KRUG's Quarterly Report on Form 10-Q and related financial information for the quarter ended June 30, 1999;

     3. KRUG's Annual Proxy Statements for the four fiscal years ended March 31, 1998;

     4. Certain statistical information provided by the American Stock Exchange relating to historical market prices, trading volumes and other trading activity of the Common Stock;

     5. The Offering Circular and related documents including, without limitation, the Indenture under which the Senior Subordinated Zero Coupon Notes due July 1, 2007 will be issued;

     6. Other financial information concerning the business and operations of KRUG and certain financial projections for KRUG prepared by senior management; and

     7. Such financial analyses, inquiries and other matters of due diligence as we deemed necessary.

Board of Directors
KRUG International Corp.
August 9, 1999


In preparing the Opinion, as contemplated under the terms of our engagement, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability therefor. We did not make an independent evaluation or appraisal of the assets or liabilities (expressed or contingent) of KRUG nor have we been furnished with any such evaluations or appraisals. With respect to the financial projections furnished by senior management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of senior management of the future financial performance of KRUG and that such performances will be achieved; and we express no opinion as to such financial projections or the assumptions on which they are based. We have assumed in all respects material to our analysis that KRUG will remain as a going concern and that it will fulfill its current and future financial obligations.

The Opinion is necessarily based on financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect the Opinion. We have not undertaken to update, revise or reaffirm the Opinion or otherwise comment on events occurring after the date hereof. The Opinion is directed only to the fairness, from a financial point of view, of the Exchange Consideration to the shareholders of KRUG and does not address any other aspect of the Exchange Offer, nor does it constitute a recommendation to any shareholder of KRUG as to whether such shareholder should participate in the Exchange Offer; and it is understood that this letter is solely for the information of the Board of Directors of KRUG. We are expressing no opinion herein as to what the value of the Notes and Warrants will be when issued to the shareholders of KRUG pursuant to the Exchange Offer. The Opinion does not address the relative merits of the Exchange Offer as compared to any alternative business or financial strategies that might exist for KRUG.

Our fee for rendering the Opinion is not contingent upon the Opinion expresses herein. Neither Rogers & Company nor any of its employees has a present or intended material financial interest in KRUG.

It is understood that the Opinion may be included in its entirety in the Offering Circular. The Opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Consideration is fair, from a financial point of view, to the shareholders of KRUG.

Very truly yours,

/s/ Rogers & Company, Inc.

ROGERS & COMPANY, INC.